Exhibit 10.102

Certain information has been omitted from this exhibit in places marked “[***]” because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.  In addition, certain personally identifiable information contained in this document, marked “[***]” has been omitted from this exhibit pursuant to Item 601(a)(6) under Regulation S-K.

2021 Purchase and Sale Agreement

By and Between

BioCryst Pharmaceuticals, Inc.

and

RPI 2019 Intermediate Finance Trust

Dated as of November 19, 2021

(i)

(ii)

Index of Exhibits, Schedules and Annexes
Exhibit A:	BCX9930
Exhibit B:	Complement Inhibitor
Exhibit C:	Amended and Restated Intercreditor Agreement
Exhibit D:	Stock Purchase Agreement
Exhibit E:	Bill of Sale
Exhibit F:	Form of Seller Opinion
Exhibit G:	Combined Royalty and Revenue Sharing Rates

(iii)

2021 PURCHASE AND SALE AGREEMENT

This 2021 PURCHASE AND SALE AGREEMENT, dated as of November 19, 2021 (this “Agreement”), is made and entered into by and between RPI 2019 Intermediate Finance Trust, a Delaware statutory trust (the “Buyer”), and BioCryst Pharmaceuticals, Inc., a Delaware corporation (the “Seller”).

W I T N E S S E T H:

WHEREAS, the Seller is in the business of, among other things, developing and commercializing the Products;

WHEREAS, the Buyer and the Seller previously entered into that certain Purchase and Sale Agreement, dated December 7, 2020 (the “2020 Agreement”) pursuant to which the Buyer purchased the 2020 Revenue Participation Right from the Seller as further set forth in the 2020 Agreement (the “2020 Transaction”);

WHEREAS, the Seller desires additional funding to, among other things, develop and commercialize the Products and the Buyer desires, on the terms and conditions set forth herein, to provide the Seller with such additional funding; and

WHEREAS, the Buyer desires to purchase the 2021 Revenue Participation Right from the Seller in exchange for payment of the Purchase Price, and the Seller desires to sell the 2021 Revenue Participation Right to the Buyer in exchange for the Buyer’s payment of the Purchase Price, in each case on the terms and conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Seller and the Buyer hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1    Definitions. The following terms, as used herein, shall have the following meanings:

“2020 Agreement” is as defined in the recitals to this Agreement.

“2020 BCX9930 Royalty Payments” means, for each calendar quarter, an amount payable to the Buyer equal to (i) the amount of worldwide aggregate BCX9930 Net Sales (other than Product Partnering Revenue attributable to BCX9930) during such calendar quarter, multiplied by one percent (1%), plus (ii) the amount of Product Partnering Revenue attributable to BCX9930 during such calendar quarter, multiplied by one percent (1%).

“2020 Closing Date” means December 7, 2020, the date of closing of the 2020 Transaction under the 2020 Agreement.

“2020 Orladeyo Direct Sales Royalty Rate” means the percentage based on the applicable level of Orladeyo Direct Sales in a calendar year as set forth in the chart below:

Payment Tiers based on Annual Orladeyo Direct Sales	2020 Orladeyo Direct Sales Royalty Rate
A. Annual Orladeyo Direct Sales of up to $350,000,000	8.75%
B. Annual Orladeyo Direct Sales exceeding $350,000,000 and less than or equal to $550,000,000	2.75%
C. Annual Orladeyo Direct Sales in excess of $550,000,000	0%

“2020 Orladeyo Indirect Revenue Sharing Rate” means the percentage based on the applicable level of Orladeyo Indirect Revenue in a calendar year as set forth in the chart below:

Applicable Orladeyo Indirect Revenue	2020 Orladeyo Indirect Revenue Sharing Rate	Orladeyo Indirect Revenue Threshold
A. Orladeyo Indirect Revenue that does not constitute (a) Orladeyo Indirect Royalties or (b) a milestone payment attributable to a threshold of commercial sales achieved or similar sales-based measurement (such Orladeyo Indirect Revenue set forth in this Row A, the “Orladeyo Flat Rate Indirect Revenue”)	20%	N/A
B. All Orladeyo Indirect Revenue including (without duplication) Orladeyo Indirect Royalties but excluding Orladeyo Flat Rate Indirect Revenue	20%	Annual Orladeyo Indirect Sales up to $150,000,000 in such calendar year
C. All Orladeyo Indirect Revenue including (without duplication) Orladeyo Indirect Royalties but excluding Orladeyo Flat Rate Indirect Revenue	10%	Annual Orladeyo Indirect Sales exceeding $150,000,000 and less than or equal to $230,000,000 in such calendar year
D. All Orladeyo Indirect Revenue including (without duplication) Orladeyo Indirect Royalties but excluding Orladeyo Flat Rate Indirect Revenue	0%	Annual Orladeyo Indirect Sales exceeding $230,000,000 in such calendar year

“2020 Orladeyo Royalty Payments” means, for each calendar quarter, an amount payable to the Buyer equal to (i) the amount of all aggregate Orladeyo Direct Sales during such calendar quarter multiplied by the 2020 Orladeyo Direct Sales Royalty Rate, plus (ii) the amount of all Orladeyo Indirect Revenue during such calendar quarter multiplied by the applicable 2020 Orladeyo Indirect Revenue Sharing Rate, plus (iii) the amount of all Product Partnering Revenue attributable to Orladeyo during such calendar quarter multiplied by 8.75%.

“2020 Revenue Participation Right” means the right to receive the 2020 Royalty Payments, as modified by the Additional Components.

“2020 Royalty Payments” means the 2020 Orladeyo Royalty Payments and the 2020 BCX9930 Royalty Payments.

“2020 Transaction” is defined in the recitals to this Agreement.

“2021 Combined BCX9930 and Complement Inhibitor Product Partnering Revenue Sharing Rate” means the percentage based on the applicable level of Product Partnering Revenue in a calendar year attributable to BCX9930 and Complement Inhibitor as set forth in the chart below:

Payment Tiers based on Product Partnering Revenue attributable to BCX9930 and Complement Inhibitor	2021 Combined BCX9930 and Complement Inhibitor Product Partnering Revenue Sharing Rate
A. Annual Product Partnering Revenue attributable to BCX9930 and Complement Inhibitor less than or equal to $1.5 billion	3.0%
B. Annual Product Partnering Revenue attributable to BCX9930 and Complement Inhibitor exceeding $1.5 billion and less than or equal to $3 billion	2.0%
C. Annual Product Partnering Revenue attributable to BCX9930 and Complement Inhibitor in excess of $3 billion	0%

“2021 Combined BCX9930 and Complement Inhibitor Royalty Payments” means for each calendar quarter from and after October 1, 2021, an amount payable to the Buyer equal to (i) the amount of all aggregate Combined BCX9930 and Complement Inhibitor Net Sales (other than Product Partnering Revenue attributable to BCX9930 or Complement Inhibitor) during such calendar quarter multiplied by the 2021 Combined BCX9930 and Complement Inhibitor Royalty Rate, plus (ii) the amount of all Product Partnering Revenue attributable to BCX9930 and Complement Inhibitor during such calendar quarter multiplied by the 2021 Combined BCX9930 and Complement Inhibitor Product Partnering Revenue Sharing Rate.

“2021 Combined BCX9930 and Complement Inhibitor Royalty Rate” means the percentage based on the applicable level of Combined BCX9930 and Complement Inhibitor Net Sales in a calendar year as set forth in the chart below:

Payment Tiers based on Combined BCX9930 and Complement Inhibitor Net Sales	2021 Combined BCX9930 and Complement Inhibitor Royalty Rate
A. Annual Combined BCX9930 and Complement Inhibitor Net Sales less than or equal to $1.5 billion	3.0%
B. Annual Combined BCX9930 and Complement Inhibitor Net Sales exceeding $1.5 billion and less than or equal to $3 billion	2.0%
C. Annual Combined BCX9930 and Complement Inhibitor Net Sales in excess of $3 billion	0%

“2021 Orladeyo Direct Sales Royalty Rate” means the percentage based on the applicable level of Orladeyo Direct Sales in a calendar year as set forth in the chart below, which percentage shall be in addition to, and not in lieu of, the 2020 Orladeyo Direct Sales Royalty Rate as further set forth above:

Payment Tiers based on Annual Orladeyo Direct Sales	2021 Orladeyo Direct Sales Royalty Rate
A. Annual Orladeyo Direct Sales of up to $350,000,000	0.75%
B. Annual Orladeyo Direct Sales exceeding $350,000,000 and less than or equal to $550,000,000	1.75%
C. Annual Orladeyo Direct Sales in excess of $550,000,000	0%

“2021 Orladeyo Indirect Revenue Sharing Rate” means the percentage based on the applicable level of Orladeyo Indirect Revenue in a calendar year as set forth in the chart below, which percentage shall be in addition to, and not in lieu of, the 2020 Orladeyo Indirect Revenue Sharing Rate as further set forth above:

Applicable Orladeyo Indirect Revenue	2021 Orladeyo Indirect Revenue Sharing Rate	Orladeyo Indirect Revenue Threshold
A. Orladeyo Flat Rate Indirect Revenue	3.0%	N/A
B. All Orladeyo Indirect Revenue including (without duplication) Orladeyo Indirect Royalties but excluding Orladeyo Flat Rate Indirect Revenue	3.0%	Annual Orladeyo Indirect Sales up to $150,000,000 in such calendar year
C. All Orladeyo Indirect Revenue including (without duplication) Orladeyo Indirect Royalties but excluding Orladeyo Flat Rate Indirect Revenue	2.0%	Annual Orladeyo Indirect Sales exceeding $150,000,000 and less than or equal to $230,000,000 in such calendar year
D. All Orladeyo Indirect Revenue including (without duplication) Orladeyo Indirect Royalties but excluding Orladeyo Flat Rate Indirect Revenue	0%	Annual Orladeyo Indirect Sales exceeding $230,000,000 in such calendar year

“2021 Orladeyo Royalty Payments” means, for each calendar quarter from and after October 1, 2021, an amount payable to the Buyer equal to (i) the amount of all aggregate Orladeyo Direct Sales during such calendar quarter multiplied by the 2021 Orladeyo Direct Sales Royalty Rate, plus (ii) the amount of all Orladeyo Indirect Revenue during such calendar quarter multiplied by the applicable 2021 Orladeyo Indirect Revenue Sharing Rate, plus (iii) the amount of all Product Partnering Revenue attributable to Orladeyo during such calendar quarter multiplied by 0.75%.

“2021 Revenue Participation Right” means the right to receive the 2021 Royalty Payments.

“2021 Royalty Payments” means the 2021 Orladeyo Royalty Payments and the 2021 Combined BCX9930 and Complement Inhibitor Royalty Payments, which are in addition to, and not in lieu of, the 2020 Royalty Payments.

“Additional Components” means (a) the components included in the definitions of “BCX9930”, “Orladeyo”, “Orladeyo Direct Sales”, “Orladeyo Indirect Revenue” and “Product Partnering Revenue” provided for herein (except, with respect to Product Partnering Revenue, for references to Complement Inhibitor which shall not be deemed an Additional Component), which were not described in the definitions of “BCX9930”, “Orladeyo”, “Orladeyo Direct Sales”, “Orladeyo Indirect Revenue” and “Product Partnering Revenue” as defined in the 2020 Agreement and (b) new defined term “BCX9930 Net Sales” set forth herein, which was not a defined term in the 2020 Agreement.

“Affiliate” means, with respect to any particular Person, any other Person directly or indirectly controlling, controlled by or under common control with such particular Person. For purposes of the foregoing sentence, the term “control” means direct or indirect ownership of (x) fifty percent (50%) or more, including ownership by trusts with substantially the same beneficial interests, of the voting and equity rights of such Person, firm, trust, corporation, partnership or other entity or combination thereof, or (y) the power to direct the management of such person, firm, trust, corporation, partnership or other entity or combination thereof, by contract or otherwise.

“Agreement” is defined in the preamble.

“Athyrium” means Athyrium Opportunities III Co-Invest 1 LP, together with its successors in such capacity.

“Athyrium Credit Agreement” means that certain Credit Agreement, dated December 7, 2020, among the Seller, each Person identified as a “Guarantor” on the signature pages thereto and each other Person that joins as a Guarantor (together with their successors and permitted assigns) (each, a “Guarantor”), each of the Persons identified as a “Lender” on the signature pages thereto and their successors and assigns, and Athyrium, as administrative agent, and its successors and assigns, as amended by that certain Amendment No. 1 to Credit Agreement dated as of the date hereof and as further amended, restated, amended and restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), increased, restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any indentures, credit facilities, term loan facility or other agreement extending the maturity thereof, refinancing, replacing or otherwise restructuring all or a portion of the Indebtedness under such indentures, credit facilities, term loan facility or other agreement or any successor or replacement indentures, credit facilities, term loan facility or other agreement and whether with the original obligors, agent, lenders, institutional investors or otherwise, and whether provided under the original Athyrium Credit Agreement or one or more other credit or other agreements or indentures, and any agreement (and related document) governing Indebtedness incurred to refinance, in whole or in part, the borrowings, other extensions of credit and commitments then outstanding or permitted to be outstanding under such debt facilities or successor debt facilities, whether by the same or any other obligor, issuer, agent, lender or group of lenders (or institutional investors).

“Athyrium Indebtedness” means all of the Seller’s and its Subsidiaries’ Indebtedness and other Obligations and commitments to provide credit extensions to the Seller or any of its Subsidiaries, in each case, under the Athyrium Loan Documents.

“Athyrium Loan Documents” means (a) the Athyrium Credit Agreement, and (b) each other “Loan Document” or such similar term as defined in the Athyrium Credit Agreement, in each case as amended, restated, amended and restated, modified or otherwise supplemented from time to time.

“Attributable Indebtedness” means “Attributable Indebtedness” or such similar term as defined in the Athyrium Credit Agreement.

“Back-Up Security Interest” is defined in Section 2.1(c).

“Bankruptcy Laws” means, collectively, bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws affecting the enforcement of creditors’ rights generally.

“BCX9930” means (a) the oral Factor D inhibitor known as BCX9930 described on Exhibit A hereto, [***].

“BCX9930 Net Sales” means Net Sales of BCX9930, including recovery of monetary damages from a Third Party in an action brought for such Third Party’s infringement of any Patent Rights relating to BCX9930, where such damages, whether in the form of judgment or settlement, are awarded for such infringement of such Patent Rights but solely to the extent that such monetary damages are treated as BCX9930 Net Sales in accordance with Section 6.5(d) and after application of clauses (i) and (ii) therein.

“Business Day” means any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in New York are permitted or required by applicable law or regulation to remain closed.

“Buyer” is defined in the preamble.

“Buyer Indemnified Parties” is defined in Section 7.1(a).

“Capital Lease” means, as applied to any Person, any lease of any property by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.

“Clinical and Commercial Quarterly Report” is defined in Section 6.1(a).

“Clinical and Commercial Semi-Annual Report” is defined in Section 6.1(a).

“Clinical Trial” means a clinical trial intended to support the Marketing Approval or Commercialization of a Product.

“Clinical Updates” means (a) a summary of any material updates with respect to the Clinical Trials, including the number of patients currently enrolled in each such Clinical Trial, the number of sites conducting each such Clinical Trial, the material progress of each such Clinical Trial, any material modifications to each such Clinical Trial, any adverse events in the Clinical Trials, (b) written plans to start new Clinical Trials, and (c) investigator brochures for a Product.

“Closing” means the closing of the sale, transfer, assignment and conveyance of the 2021 Revenue Participation Right hereunder.

“Closing Date” means the date on which the Closing occurs pursuant to Section 3.1.

“CMC” means chemistry, manufacturing and controls with respect to a Product.

“Combination Product” means:

(a)    a single pharmaceutical formulation (whether co-formulated or administered together via the same administration route) containing as its active ingredients both a Product and one or more other therapeutically or prophylactically active pharmaceutical or biologic ingredients (each an “Other Component”), or

(b)    a combination therapy comprised of a Product and one or more Other Component(s), whether priced and sold in a single package containing such multiple products, packaged separately but sold together for a single price, or sold under separate price points but labeled for use together, in each case, including all dosage forms, formulations, presentations, and package configurations. Drug delivery vehicles, adjuvants and excipients will not be deemed to be “active ingredients”, except in the case where such delivery vehicle, adjuvant or excipient is recognized by the FDA as an active ingredient in accordance with 21 C.F.R. 210.3(b)(7). All references to Products in this Agreement shall be deemed to include Combination Products.

“Combined BCX9930 and Complement Inhibitor Net Sales” means the annual worldwide aggregate BCX9930 Net Sales and Complement Inhibitor Net Sales.

“Commercial Updates” means a summary of material updates with respect to the Seller’s and its Affiliates’ and any Licensee’s sales and marketing activities and, if material, commercial manufacturing matters with respect to a Product.

“Commercialization” means any and all activities directed to the distribution, marketing, detailing, promotion, selling and securing of reimbursement of a Product (including the using, importing, selling and offering for sale of such Product), and shall include post-Marketing Approval studies to the extent required by a Regulatory Authority, post-launch marketing, promoting, detailing, distributing, selling such Product, importing, exporting or transporting such Product for sale, and regulatory compliance with respect to the foregoing. When used as a verb, “Commercialize” shall mean to engage in Commercialization. Except with respect to post-Marketing Approval studies required by a Regulatory Authority, Commercialization shall not include any activities directed to the research or development (including pre-clinical and clinical development) or manufacture of a Product.

“Commercially Reasonable Efforts” means the level of efforts and resources (measured as of the time that such efforts and resources are required to be used under this Agreement) that are commonly used by a commercial-stage public biotechnology company of similar size and resources to Seller (provided that such size and resources shall not decrease below the size and resources of the Seller as of the Closing Date), to develop, manufacture or commercialize, as the case may be, a comparable product for a comparable clinical indication (with respect to market size and commercial opportunity) at a similar stage in its development or product life and of a similar market and potential to the Product, taking into account all relevant factors, including without limitation, safety, efficacy, product labeling or anticipated labeling, pre-clinical and regulatory developments, past performance of such Product, pricing considerations, the profit and commercial potential of the Product, medical and clinical considerations, the extent of intellectual property and regulatory exclusivity relating to such Product, the present and future regulatory environment, the likelihood of regulatory approval, competitive market conditions, and other relevant factors, but without regard to the Seller’s financial obligations under this Agreement, in each case, measured by the facts and circumstances as of the time that such efforts and resources are required to be used under this Agreement.

“Complement Inhibitor” means (a) the inhibitor described on Exhibit B, [***].

“Complement Inhibitor Net Sales” means Net Sales of Complement Inhibitor, including recovery of monetary damages from a Third Party in an action brought for such Third Party’s infringement of any Patent Rights relating to Complement Inhibitor, where such damages, whether in the form of judgment or settlement, are awarded for such infringement of such Patent Rights but solely to the extent that such monetary damages are treated as Complement Inhibitor Net Sales in accordance with Section 6.5(d) and after application of clauses (i) and (ii) therein.

“Confidential Information” is defined in Section 8.1.

“Controlling Agreement” is defined in Section 10.14.

“Convertible Bond Indebtedness” means any Indebtedness having a feature which entitles the holder thereof to convert or exchange all or a portion of such Indebtedness into shares of common capital stock of the Seller; provided, that, (a) the principal amount (or accreted value, if applicable) of such Convertible Bond Indebtedness does not exceed $[***], (b) such Convertible Bond Indebtedness shall be unsecured, (c) no Subsidiary shall Guarantee such Convertible Bond Indebtedness, (d) such Convertible Bond Indebtedness shall not mature, and no scheduled or mandatory principal payments, repayments, prepayments, cash settlements, repurchases, redemptions or sinking fund or like payments (but excluding, for the avoidance of doubt, regularly scheduled cash interest payments and conversion of such Convertible Bond Indebtedness into shares of common capital stock of the Seller in accordance with the terms thereof) of such Convertible Bond Indebtedness shall be required at any time on or prior to the date that is one (1) year after the “Maturity Date” or such similar term under the Athyrium Loan Documents (which in the case of the maturity of such Convertible Bond Indebtedness shall be tested at the time of incurrence thereof), other than upon a “Change of Control”, “fundamental change”, “make-whole fundamental change” or similar event, (e) such Convertible Bond Indebtedness shall (i) not include (A) any financial maintenance covenants or (B) other covenants and defaults that are, taken as a whole, more restrictive on the Seller and its Subsidiaries than the covenants and defaults set forth in the Athyrium Loan Documents and (ii) have a cash interest rate of less than the greater of (x) [***] percent ([***]%) per annum and (y) such cash interest rate as the administrative agent under the Athyrium Credit Agreement, in its sole discretion, shall approve in writing after the Closing Date, upon the request of the Seller in light of changes to market interest rates for similar convertible notes, (f) such Convertible Bond Indebtedness shall include conversion, redemption and fundamental change provisions that are customary for public market convertible indebtedness (pursuant to a public offering or an offering under Rule 144A or Regulation S of the Securities Act), (g) such Convertible Bond Indebtedness shall be subordinated in right of payment to the Royalty Payments that are owed or may be owed in the future to the Buyer pursuant to the terms of a subordination, intercreditor, or other similar agreement (or terms of subordination incorporated into the indenture under which such Convertible Bond Indebtedness is issued), in each case in form and substance, and on terms, approved by the Buyer, the Seller, and the applicable Third Party in writing, (h) no Default or Event of Default or such similar terms (in each case as defined in the Athyrium Credit Agreement) shall have occurred and be continuing at the time of incurrence of such Convertible Bond Indebtedness or could result therefrom, and (i) the Seller shall have delivered to the administrative agent under the Athyrium Credit Agreement a certificate of an officer of the Seller certifying as to the foregoing.

“Direct Sales Territories” means the United States, the United Kingdom, Germany, France, [***] and [***].

“Disclosing Party” is defined in Section 8.1.

“Disclosure Schedule” means the Disclosure Schedule, dated as of the date hereof, delivered to the Buyer by the Seller concurrently with the execution of this Agreement.

“Distributor” means a Third Party that (a) purchases or has the option to purchase any Product in finished form from or at the direction of the Seller or any of its Affiliates, (b) has the right, option or obligation to distribute, market and sell such Product (with or without packaging rights) in one or more regions, and (c) does not otherwise make any royalty, milestone, profit share or other similar payment to the Seller or its Affiliate based on such Third Party’s sale of the Product. The term “packaging rights” in this definition will mean the right for the Distributor to package or have packaged Product supplied in unpackaged bulk form into individual ready-for-sale packs.

“EMA” means the European Medicines Agency, or any successor agency thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Existing Out‑License” is defined in Section 4.1(h)(ii).

“Existing Patent Rights” is defined in Section 4.1(k)(i).

“FCPA” is defined in Section 4.1(m).

“FD&C Act” means the United States Federal Food, Drug, and Cosmetic Act.

“FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.

“FDA Application Integrity Policy” is defined in Section 4.1(g)(ii).

“First Commercial Sale” means, with respect to a Product, the first sale for use or consumption by an end-user of such Product in any country of the world after Marketing Approval of such Product has been granted in such country, or such marketing and sale is otherwise permitted, by the Regulatory Authority of such country.

“GAAP” means generally accepted accounting principles in the United States in effect from time to time.

“Governmental Entity” means any: (a) nation, principality, republic, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or other entity and any court, arbitrator or other tribunal); (d) multi-national organization or body; or (e) individual, body or other entity exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“Gross Sales” is defined in the definition of “Net Sales”.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such indebtedness or other obligation of the payment or performance of such indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), (b) any lien on any assets of such Person securing any indebtedness or other obligation of any other Person, whether or not such indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such indebtedness to obtain any such lien) or (c) any direct or indirect liability, contingent or not, of that Person for (i) any obligations for undrawn letters of credit for the account of that Person or (ii) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” is defined in the definition of “Athyrium Credit Agreement”.

“HSBC Bank” means HSBC Bank USA, National Association.

“HSBC Cash Collateral Accounts” means, collectively, Deposit Account #[***] and Deposit Account #[***] of the Seller established and maintained at HSBC Bank for the sole purpose of securing the Seller’s obligations under the HSBC Letter of Credit; provided that (a) no such Deposit Account shall hold an aggregate of cash and cash equivalents in excess of [***] percent ([***]%) of the aggregate face amount of the letters of credit it is securing and (b) with respect to all such Deposit Accounts, the aggregate amount deposited there in at any time does not exceed [***] Dollars ($[***]).

“HSBC Letter of Credit” means the letter of credit issued by HSBC Bank in favor of the landlord with respect to the Seller’s leased real property located at 2100 Riverchase Center, Ste. 200 / Building 200, Birmingham, AL 35244, in an aggregate face amount equal to One Million Four Hundred Thousand Dollars ($1,400,000).

“HSBC Liens” means Liens in favor of HSBC Bank on the HSBC Cash Collateral Accounts to the extent securing obligations of the Seller permitted pursuant to clause (g) of the definition of Permitted Contingent Obligations.

“Improvements” means any improvement, invention or discovery relating to a Product (other than with respect to a new composition of matter), including the formulation, or the method of manufacture of a Product.

“In-License” means any license, settlement agreement or other agreement or arrangement between the Seller or any of its Affiliates and any Third Party pursuant to which the Seller or any of its Affiliates obtains a license or a covenant not to sue or similar grant of rights to any Patents or other intellectual property rights of such Third Party that is necessary for the research, development, manufacture, use or Commercialization of a Product.

“Indebtedness” of any Person means any indebtedness for borrowed money, any obligation evidenced by a note, bond, debenture or similar instrument, or any guarantee of any of the foregoing.

“Indemnified Party” is defined in Section 7.2.

“Indemnifying Party” is defined in Section 7.2.

“Indirect Sales Territories” means all countries except for the Direct Sales Territories.

“Intellectual Property Product Rights” means any and all of the following as they exist throughout the world at any time: (a) the Patent Rights; (b) rights in registered and unregistered trademarks, service marks, trade names, trade dress, logos, packaging design, slogans and Internet domain names, and registrations and applications for registration of any of the foregoing, in each case, with respect to any Product; (c) rights in all Know-How necessary for the development, manufacture or Commercialization of any Product; and (d) any and all other intellectual property rights and/or proprietary rights, whether or not patentable, specifically relating to any of the foregoing, as necessary for the development, manufacture or Commercialization of a Product.

“Intellectual Property Rights” means any and all of the following as they exist throughout the world at any time: (a) the Patent Rights and (b) the Know-How Rights.

“Intellectual Property Updates” means an updated list of the Patent Rights, including any new Patents issued or filed, amended or supplemented, relating to a Product in any country or any abandonments or other termination of prosecution with respect to any of the Patent Rights, and any other material information or developments with respect to the Intellectual Property Rights.

“Intercreditor Agreement” means that certain Amended and Restated Intercreditor Agreement dated as of the date hereof by and among Athyrium, OCM IP Healthcare Holdings Limited, and the Buyer, and acknowledged and agreed to by the Seller, BioCryst Ireland Limited, BioCryst US Sales Co., LLC, BioCryst UK Limited, and any future Guarantor, in substantially the form attached hereto as Exhibit C, as amended, amended and restated, supplemented and otherwise modified from time to time in accordance with the terms thereof.

“Judgment” means any judgment, order, writ, injunction, citation, award or decree of any nature.

“JPR Royalty Sub” means JPR Royalty Sub LLC, a Delaware limited liability company.

“JPR Indenture” means that certain Indenture, dated as of March 9, 2011, by and between JPR Royalty Sub and U.S. Bank, National Association, as in effect on the date hereof.

“Know-How” means any and all proprietary or confidential information, know-how and trade secrets, including processes, formulae, models and techniques (but excluding rights in research in progress, algorithms, data, databases, data collections, chemical and biological materials and the results of experimentation and testing).

“Know-How Rights” means any and all Know-How owned or in-licensed by the Seller or any of its Affiliates or under which the Seller or any of its Affiliates is or may become empowered to grant licenses necessary for the development, manufacture, or Commercialization of a Product.

“Knowledge of the Seller” means the actual knowledge of the individuals listed on Schedule 1.1 of the Disclosure Schedule, after reasonable due inquiry.

“License Revenue” means any payments or other consideration in any form received by Seller or any of its Affiliates from a Licensee or any of its Affiliates or sublicensees under or pursuant to an Out-License of any rights relating to Orladeyo or any sublicense under or other agreement ancillary to such Out-License, or payments received by Seller or any of its Affiliates from a Third Party in lieu of any of the foregoing payments, in each case, except for:

(a) payments or grants received from a commercial or non-commercial Third Party, specifically to cover future reasonable, documented fully-burdened costs incurred by or on behalf of Seller or any Affiliate after the execution of such Out-License directly attributable to the performance of research and development of Orladeyo, which costs are expressly covered by the Licensee under such Out-License;

(b) equity investments in Seller or any Affiliate to the extent priced at or below fair market value, provided that in the case of common stock or its equivalent, fair market value shall be the greater of: (i) the last reported closing price of Seller’s common stock on Nasdaq, or (ii) the thirty (30)-day volume-weighted average price of Seller’s common stock;

(c) loans received as part of a debt financing for so long as an obligation of repayment exists, provided that if at the time any such debt becomes due, the amount of such debt that is forgiven, and, for accounting or Tax purposes (in accordance with GAAP), is booked as income to Seller or its Affiliates, then such amount shall be deemed License Revenue hereunder;

(d) loans received where Orladeyo forms part of the security package provided for the loan for so long as an obligation of repayment exists; provided that at the time any such debt becomes due, the amount of such debt that is forgiven, and, for accounting or Tax purposes (in accordance with GAAP), is booked as income to Seller or its Affiliates, shall be deemed License Revenue hereunder;

(e) Tax credits or Tax receipts; and

(f) sales or supply of Orladeyo inventory at or below Seller’s actual cost of goods sold, provided, however, that any mark-up from, or other amounts in excess of, the Seller’s cost of goods sold for such inventory shall be License Revenue.

Notwithstanding anything to the contrary in this Agreement, “License Revenue” shall include, without limitation, any and all royalties, upfront payment, license signing fee, license maintenance fee, minimum royalty payment in excess of earned royalties, option fee, lump sum payment, distribution fee, joint marketing fee, profit share, milestone payment, and other payments, in each case received. In the event Seller or its Affiliate(s) receives non-monetary consideration, License Revenue shall be calculated based on the fair market value of such consideration at the time of the transaction (where fair market value shall be determined by agreement of the Parties or by an independent appraiser mutually agreeable to the Parties), assuming an arm’s length transaction made in the ordinary course of business. To the extent that Seller makes any offsetting payments to a Licensee (such as a true-up payment) that are specifically permitted pursuant to the Out-License (not entered into in violation of this Agreement) with such Licensee, then the License Revenue under such Out-License shall be calculated net of such payments. Without limiting clauses (a) through (f) above, to the extent that Seller permits any Licensee to set off any payments payable pursuant to the Out-License with such Licensee against any amounts payable by Seller to such Licensee, then the License Revenue under such Out-License shall include all such payments payable to Seller under such Out-License without giving effect to any such setoff.

“Licensee” means, with respect to any Product, a Third Party to whom the Seller or any Affiliate of the Seller has granted a license or sublicense to Commercialize such Product. For clarity, a Distributor shall not be deemed to be a “Licensee.”

“Lien” means any mortgage, lien, pledge, participation interest, charge, adverse claim, security interest, encumbrance or restriction of any kind, including any restriction on use, transfer or exercise of any other attribute of ownership of any kind.

“Loss” means any and all Judgments, damages, losses, claims, costs, liabilities and expenses, including reasonable fees and out-of-pocket expenses of counsel.

“Loss of Market Exclusivity” shall mean, on a Product-by-Product and country-by-country basis, the later to occur of: (a) the expiration of the last-to-expire Valid Claim of a Patent Right covering such Product in such country; and (b) the expiry of all Regulatory Exclusivity Periods for such Product in such country.

“Marketing Approval” means, an NDA approved by the FDA, a Marketing Authorization Application approved by the EMA under the centralized European procedure, or any corresponding non-U.S. or non-EMA application, registration or certification in a Direct Sales Territory, necessary or reasonably useful to market a Product approved by the corresponding Regulatory Authority, including pricing and reimbursement approvals where required. For clarity, notwithstanding the foregoing, solely with respect to Section 6.2, “Marketing Approval” shall not include pricing and reimbursement approvals.

“Material Adverse Effect” means (a) an adverse effect in any material respect on the timing, duration or amount of the Royalty Payments, (b) a material adverse effect on (i) a Product, (ii) any of the Intellectual Property Rights, including the Seller’s rights in or to any Intellectual Property Rights, (iii) any Marketing Approval of a Product or the timing thereof, (iv) the legality, validity or enforceability of any provision of this Agreement, (v) the ability of the Seller to perform any of its obligations under this Agreement, (vi) the rights or remedies of the Buyer under this Agreement, or (vii) the business of the Seller or its Affiliates or (c) an adverse effect in any material respect on the Revenue Participation Rights, the Product Collateral, or the Back-Up Security Interest.

“Minimum Return Date” means the earliest of the following dates: (a) the date on which the trailing [***] months of net revenue of the Company, in accordance with GAAP, equals at least $[***] million and all Royalty Payments for any Net Sales of Products that make up such revenue have been paid to Buyer; (b) the date on which Seller’s market capitalization is at least $[***] billion for [***] consecutive trading days; (c) the date that is on or after [***] and on which Seller’s market capitalization is at least $[***] billion for [***] consecutive trading days; and (d) the date of expiration of the last-to-expire Valid Claim of the Patent Rights covering Orladeyo in the United States.

“NDA” means a New Drug Application submitted to the FDA in the United States in accordance with the FD&C Act with respect to a pharmaceutical product or any analogous application or submission with any Regulatory Authority outside of the United States.

“Net Sales” means, with respect to each Product, the gross amount invoiced, billed or otherwise recorded for sales of such Product anywhere in the world by or on behalf of the Seller, its Affiliates, any Distributor, or any Licensee of the Seller or any of the Seller’s Affiliates (each of the foregoing Persons, for purposes of this definition, shall be considered a “Related Party”) to a Third Party (“Gross Sales”) less the following amounts, to the extent actually incurred or accrued in accordance with generally accepted accounting principles consistently applied, and not reimbursed by such Third Party, provided, that any given amount may be taken as a permitted deduction only once:

(a)    reasonable and customary rebates, chargebacks, quantity, trade and similar discounts, credits and allowances and other price reductions reasonably granted, allowed, incurred or paid in so far as they are applied to sales of a Product;

(b)    discounts (including cash, quantity, trade, governmental, and similar discounts), coupons, retroactive price reductions, charge back payments and rebates granted to managed care organizations or to federal, state and local governments, or to their agencies (including payments made under the new “Medicare Part D Coverage Gap Discount Program” and the “Annual Fee for Branded Pharmaceutical Manufacturers” specific to the Product), in each case, as applied to sales of the Product and actually given to customers;

(c)    reasonable and customary credits, adjustments, and allowances, including those granted on account of price adjustments, billing errors, and damage, Product otherwise not in saleable condition, and rejection, return or recall of a Product, in each case in so far as they are applied to sales of the Product;

(d)    reasonable and customary freight and insurance costs incurred with respect to the shipment of a Product to customers, in each case if charged separately and invoiced to the customer;

(e)    customs duties, surcharges and other similar governmental charges incurred in connection with the exportation or importation of a Product to the extent included in the gross amount invoiced;

(f)    sales, use, value-added, excise, turnover, inventory and other similar Taxes (excluding income Taxes), and that portion of annual fees due under Section 9008 of the United States Patient Protection and Affordable Care Act of 2010 (Pub. L. No. 111-48) and any other fee imposed by any equivalent applicable law, in each of the foregoing cases, that Seller allocates to sales of a Product in accordance with Seller’s standard policies and procedures consistently applied across its products, as adjusted for rebates and refunds, imposed in connection with the sales of the Product to any Third Party, to the extent such Taxes are not paid by the Third Party;

(g)    actual copayment waiver amounts uncollected or uncollectible debt amounts with respect to sales of a Product, provided that if the debt is thereafter paid, the corresponding amount shall be added to the Net Sales of the period during which it is paid;

(h)    reasonable, customary and documented out of pocket amounts directly relating to co-pay programs, bridging programs or other similar patient assistance programs which may be implemented from time to time by the Seller in so far as they are applied to sales of the Product; and

(i)    other similar or customary deductions taken in the ordinary course of business as permitted in calculating net sales or net revenue (as applicable) under generally accepted accounting principles consistently applied in so far as they are applied to sales of the Product.

For clarity, “Net Sales” will not include (i) sales or dispositions for charitable, promotional, pre-clinical, clinical, regulatory, compassionate use, named patient use or indigent or other similar programs, reasonable quantities of Products used as samples, and Products used in the development of Products, (ii) sales or dispositions between any of the Related Parties (unless a Related Party is the final end-user of such Product), but will include subsequent sales or dispositions of Products to a non-Related Party, (iii) License Revenue, (iv) solely with respect to BCX9930 or Complement Inhibitor, any amounts or other consideration received by a Related Party from a Licensee, Distributor, or a non-Related Party in consideration of the grant of a (sub)license or co-promotion or distribution right to such non-Related Party, or (v) sales or dispositions by or on behalf of a Permitted Purchaser.

With respect to sales of a Product invoiced in U.S. dollars, Net Sales shall be determined in U.S. dollars. With respect to sales of a Product invoiced in a currency other than U.S. dollars, Net Sales shall be determined by converting the currencies at which the sales are made into U.S. dollars, at rates of exchange determined in a manner consistent with the Seller’s or a Licensee’s, as applicable, method for calculating rates of exchange in the preparation of the Seller’s or such Licensee’s annual financial statements in accordance with generally accepted accounting principles consistently applied.

Net Sales for any Combination Product shall be calculated on a country-by-country basis by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B) where “A” is the weighted average invoice price of the Product contained in such Combination Product when sold separately in such country during the applicable accounting period in which the sales of the Combination Product were made, and “B” is the combined weighted average invoice prices of all of the Other Components contained in such Combination Product sold separately in such country during such same accounting period. If a Product contained in such Combination Product is not sold separately in finished form in such country, the Seller and the Buyer shall determine Net Sales for such Product by mutual agreement based on the relative contribution of such Product and each such other active ingredient in such Combination Product in accordance with the above formula, and shall take into account in good faith any applicable allocations and calculations that may have been made for the same period in other countries.

“Obligations” means “Obligations” or such similar term as defined in the Athyrium Credit Agreement.

“OMERS Transaction Agreement” means the Purchase and Sale Agreement, dated as of the date hereof, between the Seller and OCM IP Healthcare Holdings Limited, an Ontario corporation, as may be amended, supplemented or otherwise modified from time to time.

“Orladeyo” means (a) the product known as ORLADEYO® (berotralstat) that is the subject of NDA No. 214094, [***].

“Orladeyo Direct Sales” means (a) Net Sales of Orladeyo by or on behalf of the Seller, any of the Seller’s Affiliates or its or their respective Distributors anywhere in the world, in each case other than (i) Net Sales of Orladeyo by or on behalf of any Licensee, and (ii) Product Partnering Revenue attributable to Orladeyo; (b) Net Sales of Orladeyo by or on behalf of any Licensee in or for the Direct Sales Territories; and (c) recovery of monetary damages from a Third Party in an action brought for such Third Party’s infringement of any Patent Rights relating to Orladeyo, where such damages, whether in the form of judgment or settlement, are awarded for such infringement of such Patent Rights but solely to the extent that such monetary damages are treated as Orladeyo Direct Sales in accordance with Section 6.5(d) and after application of clauses (i) and (ii) therein.

“Orladeyo Flat Rate Indirect Revenue” is defined in Row A of the chart included in the definition of “2020 Orladeyo Indirect Revenue Sharing Rate”.

“Orladeyo Indirect Revenue” means all License Revenue received by the Seller or any of the Seller’s Affiliates from any Licensee of Orladeyo, other than (a) the regulatory approval milestone payable under Section 8.2.1 of the Torii License, (b) in respect of Orladeyo Direct Sales, and (c) Product Partnering Revenue attributable to Orladeyo. Orladeyo Indirect Revenue shall also include the recovery of monetary damages from a Third Party in an action brought for such Third Party’s infringement of any Patent Rights relating to Orladeyo, where such damages, whether in the form of judgment or settlement, are awarded for such infringement of such Patent Rights but solely to the extent that such monetary damages are treated as Orladeyo Indirect Revenue in accordance with Section 6.5(d) and after application of clauses (i) and (ii) therein.

“Orladeyo Indirect Sales” means Net Sales of Orladeyo by or on behalf of any Licensee in or for the Indirect Sales Territories.

“Orladeyo Indirect Royalties” means Orladeyo Indirect Revenue that constitutes (a) royalties payable on Orladeyo Indirect Sales, (b) any payments made in lieu of the foregoing, (c) recovery of monetary damages from a Third Party in an action brought for such Third Party’s infringement of any Patent Rights, where such damages, whether in the form of judgment or settlement, are awarded for such infringement of such Patent Rights, and (d) any interest on all of the foregoing.

“Other Component” is defined in the definition of “Combination Products”.

“Other Intercreditor Agreement” means an intercreditor agreement, among, the Buyer, the Seller, the “Buyer” under and as defined in the OMERS Royalty Financing Agreement, and the administrative agent, trustee or representative under the Athyrium Credit Agreement and/or the holders of any Indebtedness incurred pursuant to clause (b)(ii) of the definition of Restricted Indebtedness or any agent, representative or trustee acting on behalf of such holders, on substantially the same terms as the Intercreditor Agreement, as amended, amended and restated, supplemented and otherwise modified from time to time in accordance with the terms thereof.

“Out-License” means each license or other agreement between the Seller or any of its Affiliates and any Third Party (other than Distributors) pursuant to which the Seller or any of its Affiliates grants a license or sublicense of any Intellectual Property Right to market, detail, promote, sell or secure reimbursement of a Product.

“Patents” means any and all patents and patent applications existing as of the 2020 Closing Date and all patent applications filed thereafter, including any continuation, continuation-in-part, division, provisional or any substitute applications, any patent issued with respect to any of the foregoing patent applications, any certificate, reissue, reexamination, renewal or patent term extension or adjustment (including any supplementary protection certificate) of any such patent or other governmental actions which extend any of the subject matter of a patent, and any substitution patent, confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing.

“Patent Rights” means any and all Patents owned or in-licensed by the Seller or any of its Affiliates or under which the Seller or any of its Affiliates is or may become empowered to grant licenses necessary or reasonably useful in the development, manufacture, use, marketing, promotion, sale or distribution of a Product, as well as existing or future Patents covering any Improvements.

“Permit” is defined in Section 4.1(g)(vi).

“Permitted Assignment Provisions” is defined in Section 10.4.

“Permitted Contingent Obligations” means (a) Guarantees resulting from endorsements for collection or deposit in the ordinary course of business; (b) Guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds and other similar obligations not to exceed [***] Dollars ($[***]) in the aggregate at any time outstanding; (c) Guarantees arising under indemnity agreements with title insurers; (d) Guarantees arising with respect to customary indemnification obligations in favor of purchasers in connection with sales, transfers, licenses, leases or other dispositions of personal property assets permitted under the Athyrium Loan Documents; (e) Guarantees arising under the Athyrium Loan Documents; (f) Guarantees existing or arising in connection with any security deposit or letter of credit obtained for the sole purpose of securing a lease of real property, or in connection with ancillary bank services such as a corporate credit card facility, provided that the aggregate face amount of all such security deposits, letters of credit and ancillary bank services does not at any time exceed [***] Dollars ($[***]) in the aggregate at any time outstanding; and (g) the HSBC Letter of Credit secured solely by HSBC Liens.

“Permitted Indebtedness” is defined in the definition of “Restricted Indebtedness”.

“Permitted License” is defined in Section 6.7(a).

“Permitted Liens” means the following:

(a)    Liens for Taxes, assessments or governmental charges or levies not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(b)    statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided, that, such Liens secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established;

(c)     Liens on property existing at the time of acquisition of such property provided that such liens were in existence prior to such acquisition and not incurred in contemplation thereof;

(d)    Permitted Licenses, including any interest or title of a licensee under a Permitted License;

(e)    Liens under the Athyrium Loan Documents;

(f)    pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(g)    deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, indemnity and performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(h)    easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not materially interfere with the ordinary conduct of the business of the applicable Person;

(i)    licenses, sublicenses, leases or subleases granted to others in the ordinary course of business or otherwise and not interfering in any material respect with the Revenue Participation Rights, the Product Rights, the Product Collateral, or the Back-Up Security Interest;

(j)    any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement;

(k)    normal and customary banker’s liens and rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(l)    Liens of a collection bank arising under Section 4-210 of the UCC on items in the course of collection;

(m)    Liens of sellers of goods to the Seller and any of its Subsidiaries arising under Article 2 of the UCC or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

(n)    HSBC Liens;

(o)    Liens under the OMERS Transaction Agreement; and

(p)    cash collateral securing letters of credit permitted under clause (f) of the definition of Permitted Contingent Obligations.

“Permitted Purchaser” means any Third Party who acquires rights to Orladeyo, BCX9930 and/or Complement Inhibitor as applicable, in a Permitted Sale.

“Permitted Sale” means any sale, transfer, assignment or other disposition, not constituting an Out-License, of any rights relating to Orladeyo, BCX9930 and/or Complement Inhibitor, as applicable, solely to the extent such rights pertain to [***] (collectively, the “Permitted Sale Territory”).

“Permitted Sale Territory” is defined in the definition of “Permitted Sale”.

“Person” means any individual, firm, corporation, company, partnership, limited liability company, trust, joint venture, association, estate, trust, Governmental Entity or other entity, enterprise, association or organization.

“Prime Rate” means the prime rate published by The Wall Street Journal, from time to time, as the prime rate.

“Product” and “Products” means, individually and collectively, Orladeyo, BCX9930 and Complement Inhibitor.

“Product Collateral” means the Seller’s rights, title and interests in (a) the Products (including all inventory of the Products), (b) the Product Rights owned, licensed or otherwise held by the Seller, and (c) any proceeds from either (a) or (b) above, including all accounts receivable and general intangibles resulting from the sale, license or other disposition of Products by the Seller or its Licensees.

“Product Partnering Revenue” means the pre-tax profit realized by Seller or its Affiliates arising from any Permitted Sale, with the profit being calculated as: (i) (x) aggregate payments or other consideration in any form received by Seller or any of its Affiliates from a Permitted Sale, or payments received by Seller or any of its Affiliates from a Third Party in lieu of any of the foregoing payments arising from a Permitted Sale, and (y) recovery of monetary damages from a Third Party in an action brought for such Third Party’s infringement of any Patent Rights relating to a Product, where such damages, whether in the form of judgment or settlement, are awarded for such infringement of such Patent Rights but solely to the extent that such monetary damages are treated as Product Partner Revenue in accordance with Section 6.5(d) and after application of clauses (i) and (ii) therein, in each case, except for the Excluded Payments (defined below), minus (ii) aggregate out-of-pocket expenses incurred by Seller or its Affiliates after the Closing Date solely for the development or commercialization of Orladeyo, BCX9930 and/or Complement Inhibitor as applicable, in the Permitted Sale Territory. For purposes of Product Partnering Revenue, “Excluded Payments” means:

(a) payments or grants received from a commercial or non-commercial Third Party, specifically to cover future reasonable, documented fully-burdened costs incurred by or on behalf of Seller or any Affiliate after the execution of such Permitted Sale directly attributable to the performance of research and development of Orladeyo, BCX9930 and/or Complement Inhibitor, as applicable, within the Permitted Sale Territory, which costs are expressly covered by the purchaser under such Permitted Sale;

(b) equity investments in Seller or any Affiliate to the extent priced at or below fair market value, provided that in the case of common stock or its equivalent, fair market value shall be the greater of: (i) the last reported closing price of Seller’s common stock on Nasdaq, or (ii) the 30-day volume-weighted average price of Seller’s common stock;

(c) loans received as part of a debt financing for so long as an obligation of repayment exists, provided that if at the time any such debt becomes due, the amount of such debt that is forgiven, and, for accounting or Tax purposes (in accordance with GAAP), is booked as income to Seller or its Affiliates, then such amount shall be deemed Product Partnering Revenue hereunder;

(d) loans received where Orladeyo, BCX9930 and/or Complement Inhibitor, as applicable, forms part of the security package provided for the loan for so long as an obligation of repayment exists, provided that if at the time any such debt becomes due, the amount of such debt that is forgiven, and, for accounting or Tax purposes (in accordance with GAAP), is booked as income to Seller or its Affiliates, then such amount shall be deemed Product Partnering Revenue hereunder;

(e) Tax credits or Tax receipts; and

(f) sales or supply of Orladeyo, BCX9930 and/or Complement Inhibitor, as applicable, inventory at or below Seller’s actual cost of goods sold, provided, however that any mark-up from, or other amounts in excess of, the Seller’s cost of goods sold for such inventory shall be Product Partnering Revenue.

Notwithstanding anything to the contrary in this Agreement, “Product Partnering Revenue” shall include, without limitation, any and all contingent payments, upfront payments, option fees, lump-sum payments, distribution fees, joint-marketing fees, profit share, milestone payments, and other payments, in each case received. In the event Seller or its Affiliate(s) receives non-monetary consideration pursuant to a Permitted Sale, Product Partnering Revenue shall be calculated based on the fair market value of such consideration at the time of the transaction (where fair market value shall be determined by agreement of the Parties or by an independent appraiser mutually agreeable to the Parties), assuming an arm’s length transaction made in the ordinary course of business. To the extent that Seller makes any offsetting payments to a Permitted Purchaser (such as a true-up payment) that are specifically permitted pursuant to the Permitted Sale (not entered into in violation of this Agreement) with such Permitted Purchaser, then the Product Partnering Revenue under such Permitted Sale shall be calculated net of such payments. To the extent that Seller permits any Permitted Purchaser to set off any payments payable pursuant to the Permitted Sale with such Permitted Purchaser against any amounts payable by Seller to such Permitted Purchaser, then the Product Partnering Revenue under such Permitted Sale shall include all such payments payable to Seller under such Permitted Sale without giving effect to any such setoff.

“Product Rights” means any and all of the following, as they exist throughout the world: (a) Intellectual Property Product Rights, (b) regulatory filings, submissions and approvals, including Marketing Approvals, with or from any Regulatory Authorities with respect to any of the Products, (c) In-Licenses and (d) Out-Licenses.

“Purchase Price” is defined in Section 2.2.

“Receiving Party” is defined in Section 8.1.

“Regulatory and IP Semi-Annual Report” is defined in Section 6.1(b).

“Regulatory Authority” means any national or supranational governmental authority, including the FDA, the EMA or such equivalent regulatory authority, or any successor agency thereto, that has responsibility in granting a Marketing Approval.

“Regulatory Exclusivity Period” shall mean, with respect to each Product in any country, any period of data, market or other regulatory exclusivity (other than Patent exclusivity) granted or afforded by law or by a Regulatory Authority in such country that confers exclusive marketing rights with respect to such Product in such country or prevents another party from using or otherwise relying on any data supporting the Marketing Approval for such Product.

“Regulatory Updates” means a summary of any and all material information and developments that materially impact a Product with respect to any regulatory filings or submissions made to any Regulatory Authority.

“Related Party” is defined in the definition of “Net Sales”.

“Report” is defined in Section 6.1(b).

“Representative” means, with respect to any Person, (a) any direct or indirect member or partner of such Person and (b) any manager, director, trustee, officer, employee, agent, advisor or other representative (including attorneys, accountants, consultants, contractors, actual and potential lenders, investors, co-investors and assignees, bankers and financial advisers) of such Person.

“Restricted Indebtedness” means any financing, sale, or loan of royalties on the Products, or any Indebtedness, in each case other than the following (individually and collectively, “Permitted Indebtedness”):

(a)    true sales of royalties that contain no financial covenants or other provisions typically found in loan agreements, and in connection with such true sale Seller or its Affiliates do not grant any Lien on any assets of Seller or its Affiliates, other than a back-up security interest to perfect the true sale;

(b)    (i) additional Indebtedness incurred pursuant to the Athyrium Loan Documents, (ii) other secured Indebtedness, so long as in the case of any Indebtedness incurred pursuant to this clause (ii), the holders of such Indebtedness or any agent, representative or trustee acting on behalf of such holders have become party to the Intercreditor Agreement or entered into an Other Intercreditor Agreement, and (iii) unsecured Indebtedness, so long as (x) the principal amount of any Indebtedness incurred pursuant to this clause (b) (together with the aggregate outstanding principal amount of all Indebtedness previously incurred pursuant to this clause (b)) does not at the time of incurring such additional Indebtedness exceed [***]% of the aggregate principal amount of Indebtedness and commitments to extend credit under the Athyrium Loan Documents outstanding at such time and (y) except as otherwise agreed by the parties, such unsecured Indebtedness contemplated by clause (iii) shall be subordinated in right of payment to the Royalty Payments that are owed or may be owed in the future to the Buyer pursuant to the terms of a subordination, intercreditor, or other similar agreement (or terms of subordination incorporated into the indenture under which such unsecured indebtedness is issued), in each case in form and substance, and on terms, approved by the Buyer, the Seller, and the applicable Third Party lender of such unsecured indebtedness in writing;

(c)    certain customary de minimis exceptions incurred in the ordinary course of business;

(d)    Indebtedness under the Athyrium Loan Documents, and renewals, refinancings and extensions thereof;

(e)    intercompany Indebtedness permitted under the Athyrium Loan Documents (and at any time when the Athyrium Loan Documents are not outstanding, any bona fide intercompany Indebtedness entered into in the good faith business judgment of the Seller);

(f)    obligations (contingent or otherwise) of the Seller or any Subsidiary existing or arising under any Swap Contract, provided, that, such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view”;

(g)    purchase money Indebtedness (including obligations in respect of capital leases or synthetic leases) incurred by the Seller from and after the 2020 Closing Date or any of its Subsidiaries to finance the purchase of fixed assets, and renewals, refinancings, and extensions thereof, provided, that, (i) no default or “Event of Default” has occurred under the Athyrium Loan Documents and is continuing both immediately prior to and after giving effect thereto, (ii) the total of all such Indebtedness for all such Persons taken together shall not exceed an aggregate principal amount of $[***] at any one time outstanding, (iii) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed, and (iv) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing except by an amount equal to unpaid accrued interest and premium thereon plus other amounts owing or paid related to such Indebtedness, and fees, commissions and expenses (including upfront fees and original issue discount) reasonably incurred, in connection with such refinancing

(h)    other unsecured Indebtedness incurred by the Seller or any of its Subsidiaries on or after the 2020 Closing Date in an aggregate amount not to exceed $[***] at any one time outstanding;

(i)    Permitted Contingent Obligations;

(j)    Indebtedness incurred in the ordinary course of business not to exceed $[***] in the aggregate at any time outstanding owed to any Person providing property, casualty, liability, or other insurance to the loan parties, including to finance insurance premiums, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the policy year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such policy year;

(k)    Convertible Bond Indebtedness;

(l)    Attributable Indebtedness in respect of Capital Leases incurred pursuant to automobile leases entered into in the ordinary course of business as part of employee compensation for employees based in Europe; provided that the aggregate amount of such Attributable Indebtedness incurred pursuant to this clause (l) shall not exceed $[***] at any one time outstanding;

(m)    Indebtedness under the OMERS Transaction Agreement; and

(n)    other Indebtedness permitted by the Athyrium Credit Agreement after the Closing Date requested by the Seller in its good faith business judgment, not with the purpose or effect of adversely impacting the Buyer, the Revenue Participation Rights, the Product Rights, the Product Collateral, or the Back-up Security Interest and permitted by the holders of the Indebtedness under the Athyrium Credit Agreement and the Intercreditor Agreement.

“Revenue Participation Rights” means, collectively, the 2020 Revenue Participation Right and the 2021 Revenue Participation Right.

“Royalty Payments” means, collectively, the 2020 Royalty Payments and the 2021 Royalty Payments.

“Safety Notices” means any recalls, field notifications, market withdrawals, warnings, “dear doctor” letters, investigator notices, safety alerts or other notices of action issued or instigated by the Seller, any of its Affiliates or any Regulatory Authority relating to an alleged lack of safety or regulatory compliance of any Product.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Seller” is defined in the preamble. References to the Seller herein (i) shall be deemed to include any assignee of the Seller pursuant to Section 10.4, but (ii) shall not include any Permitted Purchaser.

“Seller Certificate” is defined in Section 5.1(j).

“Seller Indemnified Parties” is defined in Section 7.1(b).

“Stock Purchase Agreement” means that certain Stock Purchase Agreement by and among the Buyer and the Seller, in substantially the form attached hereto as Exhibit D, as amended, amended and restated, supplemented and otherwise modified from time to time in accordance with the terms thereof.

“Subsidiary” means any and all corporations, partnerships, limited liability companies, joint ventures, associations and other entities controlled (by contract or otherwise) by the Seller directly or indirectly through one or more intermediaries. For purposes hereof, the Seller shall be deemed to control a partnership, limited liability company, association or other business entity if the Seller, directly or indirectly through one or more intermediaries, shall be allocated a majority of partnership, limited liability company, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, limited liability company, association or other business entity. Notwithstanding the foregoing, until discharge of the JPR Indenture pursuant to and in accordance with Section 11.1 thereof, unless expressly provided herein, Subsidiaries of the Seller shall not include JPR Royalty Sub.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, abandoned property, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Third Party” means any Person that is not the Seller or the Seller’s Affiliates.

“Torii License” means that certain Commercialization and License Agreement between Torii Pharmaceutical Co., Ltd. and Biocryst Pharmaceuticals, Inc. dated November 5, 2019.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, that, if, with respect to any financing statement or by reason of any provisions of applicable law, the perfection or the effect of perfection or non-perfection of the back-up security interest or any portion thereof granted pursuant to Section 2.1(c) is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than the State of New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of this Agreement and any financing statement relating to such perfection or effect of perfection or non-perfection.

“Valid Claim” means: (a) any claim of an issued and unexpired Patent included within the Patent Rights, that shall not have been withdrawn, lapsed, abandoned, revoked, canceled or disclaimed, or held invalid or unenforceable by a court, Governmental Entity, national or regional patent office or other appropriate body that has competent jurisdiction in a decision being final and unappealable or unappealed within the time allowed for appeal; and (b) a claim of a pending Patent application included within the Patent Rights that is filed and being prosecuted in good faith and that has not been finally abandoned or finally rejected and which has been pending for no more than [***] years from the date of filing of the earliest Patent application to which such pending Patent application claims priority.

Section 1.2    Certain Interpretations. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement:

(a)    “either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting and shall be deemed to be followed by the words “without limitation”;

(b)    “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”;

(c)    “hereof,” “hereto,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement;

(d)    references to a Person are also to its permitted successors and assigns;

(e)    except as expressly provided otherwise, definitions are applicable to the singular as well as the plural forms of such terms;

(f)    except as expressly provided otherwise, references to an “Article”, “Section” or “Exhibit” refer to an Article or Section of, or an Exhibit to, this Agreement, and references to a “Schedule” refer to the corresponding part of the Disclosure Schedule;

(g)    references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; and

(h)    references to a law include any amendment or modification to such law and any rules and regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules and regulations occurs, before or after the date of this Agreement.

ARTICLE 2
PURCHASE, SALE AND ASSIGNMENT OF THE
2021 REVENUE PARTICIPATION RIGHT

Section 2.1    Purchase, Sale and Assignment.

(a)    At the Closing and upon the terms and subject to the conditions of this Agreement, the Seller shall sell, transfer, assign and convey to the Buyer, without recourse (except as expressly provided herein), and the Buyer shall purchase, acquire and accept from the Seller, the 2021 Revenue Participation Right, free and clear of all Liens, except for any Lien contemplated under subparts (a), (b), (f), (g), and (k) of the definition of “Permitted Liens”. Immediately upon the sale to the Buyer by the Seller of the 2021 Revenue Participation Right pursuant to this Section 2.1, all of the Seller’s right, title and interest in and to the 2021 Revenue Participation Right shall terminate, and all such right, title and interest shall vest in the Buyer.

(b)    It is the intention of the parties hereto that the sale, transfer, assignment and conveyance of the 2021 Revenue Participation Right contemplated by this Agreement be, and is, a true, complete, absolute and irrevocable sale, transfer, assignment and conveyance by the Seller to the Buyer of all of the Seller’s right, title and interest in and to the 2021 Revenue Participation Right. Neither the Seller nor the Buyer intends the transactions contemplated by this Agreement to be, or for any purpose characterized as, a loan from the Buyer to the Seller or a pledge, a security interest, financing transaction or a borrowing. It is the intention of the parties hereto that the beneficial interest in and title to the 2021 Revenue Participation Right and any “proceeds” (as such term is defined in the UCC) thereof shall not be part of the Seller’s estate in the event of the filing of a petition by or against the Seller under any Bankruptcy Laws. The Seller hereby waives, to the maximum extent permitted by applicable law, any right to contest or otherwise assert that this Agreement does not constitute a true, complete, absolute and irrevocable sale, transfer, assignment and conveyance by the Seller to the Buyer of all of the Seller’s right, title and interest in and to the 2021 Revenue Participation Right under applicable Law, which waiver shall, to the maximum extent permitted by applicable Law, be enforceable against the Seller in any bankruptcy or insolvency proceeding relating to the Seller. Accordingly, the Seller shall treat the sale, transfer, assignment and conveyance of the 2021 Revenue Participation Right as a sale of “accounts” or “payment intangibles” (as appropriate) in accordance with the UCC, and the Seller hereby authorizes the Buyer to file financing statements or any amendments to financing statements previously filed by the Buyer pursuant to the 2020 Agreement (and continuation statements with respect to such financing statements when applicable) naming the Seller as the debtor and the Buyer as the secured party in respect to the Revenue Participation Rights.

(c)    Not in derogation of the foregoing statement of the intent of the parties hereto, and for the purposes of providing additional assurance to the Buyer in the event that, despite the intent of the parties hereto, the sale, transfer, assignment and conveyance of the 2020 Revenue Participation Right or the 2021 Revenue Participation Right is hereafter held not to be a sale, the Seller does hereby: (x) grant to the Buyer, as security for the payment of amounts to the Buyer equal to (a) with respect to the 2020 Revenue Participation Right, the Purchase Price (as defined in the 2020 Agreement) (plus a market rate of return thereon) less all 2020 Royalty Payments received by the Buyer pursuant to any of the 2020 Agreement and this Agreement plus (b) with respect to the 2021 Revenue Participation Right, the Purchase Price (as defined herein) (plus a market rate of return thereon) less all 2021 Royalty Payments received by the Buyer pursuant to this Agreement, a security interest in and to all right, title and interest in, to and under the Revenue Participation Rights, the Royalty Payments, and the Product Collateral (clause (x), the “Back-Up Security Interest”); (y) authorize the Buyer, from and after the Closing, to file such financing statements, or any amendments to financing statements previously filed by the Buyer pursuant to the 2020 Agreement, and continuation statements with respect to such financing statements when applicable, in such manner and such jurisdictions as are necessary or appropriate to perfect the Back-Up Security Interest and (z) ratify the filing by the Buyer of any financing statements and amendments thereto that have previously been made, and reaffirms, ratifies and confirms all grants of security interests and Liens (and acknowledges that such are continuing) in favor of the Buyer under the 2020 Agreement, as modified by this Agreement.

Section 2.2    Purchase Price. At the Closing and upon the terms and subject to the conditions of this Agreement, the purchase price to be paid as consideration to the Seller for the sale, transfer, assignment and conveyance of the 2021 Revenue Participation Right to the Buyer is One Hundred Fifty Million Dollars ($150,000,000) in cash (the “Purchase Price”).

Section 2.3    No Assumed Obligations, Etc. Notwithstanding any provision in this Agreement to the contrary, the Buyer is only agreeing, on the terms and conditions set forth in this Agreement, to purchase, acquire and accept the 2021 Revenue Participation Right and is not assuming any liability or obligation of the Seller of whatever nature, whether presently in existence or arising or asserted hereafter.

ARTICLE 3

CLOSING

Section 3.1    Closing. Subject to the satisfaction of the conditions set forth in ARTICLE 5, the Closing shall take place remotely via the exchange of documents and signatures on the date hereof, subject to the satisfaction or waiver of the conditions set forth in ARTICLE 5 (other than those conditions that by their nature are to be satisfied at the Closing).

Section 3.2    Payment of Purchase Price. At the Closing, the Buyer shall deliver (or cause to be delivered) payment of the Purchase Price to the Seller by electronic funds transfer or wire transfer of immediately available funds to one or more accounts specified by the Seller.

Section 3.3    Bill of Sale. At the Closing, upon confirmation of the receipt of the Purchase Price, the Seller shall deliver to the Buyer a duly executed bill of sale evidencing the sale, transfer, assignment and conveyance of the 2021 Revenue Participation Right in form attached hereto as Exhibit E.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

Section 4.1    Seller’s Representations and Warranties. Except as set forth on the Disclosure Schedule attached hereto, the Seller represents and warrants to the Buyer that as of the date hereof:

(a)    Existence; Good Standing. The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Seller is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing has not and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(b)    Authorization. The Seller has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Seller.

(c)    Enforceability. This Agreement has been duly executed and delivered by an authorized officer of the Seller and constitutes the valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law).

(d)    No Conflicts. The execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not (i) contravene or conflict with the certificate of incorporation or bylaws of the Seller, (ii) contravene or conflict with or constitute a material default under any law binding upon or applicable to the Seller or the 2021 Revenue Participation Right or (iii) contravene or conflict with or constitute a material default under any material agreement or Judgment binding upon or applicable to the Seller or the 2021 Revenue Participation Right.

(e)    Consents. Except for the consents that have been obtained on or prior to the Closing, the UCC financing statements contemplated by Section 2.1, or any filings required by the federal securities laws or stock exchange rules, no consent, approval, license, order, authorization, registration, declaration or filing with or of any Governmental Entity or other Person is required to be done or obtained by the Seller in connection with (i) the execution and delivery by the Seller of this Agreement, (ii) the performance by the Seller of its obligations under this Agreement or (iii) the consummation by the Seller of any of the transactions contemplated by this Agreement.

(f)    No Litigation. Neither the Seller nor any of its Subsidiaries is a party to, and has not received any written notice of, any action, suit, investigation or proceeding pending before any Governmental Entity and, to the Knowledge of the Seller, no such action, suit, investigation or proceeding has been threatened against the Seller, that, individually or in the aggregate, has had or would, if determined adversely, reasonably be expected to have a Material Adverse Effect.

(g)    Compliance.

(i)    All applications, submissions, information and data related to a Product submitted or utilized as the basis for any request to any Regulatory Authority by or on behalf of the Seller were true and correct in all material respects as of the date of such submission or request, and, to the Knowledge of the Seller any material updates, changes, corrections or modification to such applications, submissions, information or data required under applicable laws or regulations have been submitted to the necessary Regulatory Authorities.

(ii)    Neither the Seller nor any of its Subsidiaries has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA or EMA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, 56 Fed. Reg. 46191 (September 10, 1991) (the “FDA Application Integrity Policy”) and any amendments thereto, or any similar policies by FDA or any other Regulatory Authority, set forth in any applicable laws or regulations. Neither the Seller, nor to the Knowledge of the Seller, any of its officers, employees, contractors or agents is the subject of any pending or, to the Knowledge of the Seller, threatened investigation by FDA or any other Regulatory Authority that could reasonably result in the invocation of the FDA Application Integrity Policy or any similar policy by any Regulatory Authority.

(iii)    The Seller has provided to the Buyer prior to the date hereof in a data room available to the Buyer true and correct copies or summaries of all material written communications sent or received by the Seller and any of its Affiliates to or from any Regulatory Authorities that relate to each Product since [***].

(iv)    None of the Seller, any of its Subsidiaries and, to the Seller’s Knowledge, any Third Party manufacturer of any Product, has received from the FDA a “Warning Letter”, Form FDA-483, “Untitled Letter,” or similar material written correspondence or notice alleging violations of applicable laws and regulations enforced by the FDA, or any comparable material written correspondence from any other Regulatory Authority with regard to either Product or the manufacture, processing, packaging or holding thereof, the subject of which communication is unresolved and if determined adversely to the Seller or such Subsidiary would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(v)    Since [***], (A) there have been no Safety Notices, (B) to the Seller’s Knowledge, there are no unresolved material product complaints with respect to any Product, which would result in a Material Adverse Effect, and (C) to the Seller’s knowledge, there are no facts currently in existence that would, individually or in the aggregate, reasonably be expected to result in (1) a material Safety Notice with respect to any Product, or (2) a material change in the labeling of any Product. Since [***], neither the Seller nor any of its Subsidiaries has experienced any significant failures in the manufacturing of any Product for clinical use or commercial sale that have not been resolved, or that would, individually or in the aggregate, have had or would reasonably be expected to result in, if such failure occurred again, a Material Adverse Effect.

(vi)    The Seller possesses all Marketing Approvals and material permits, licenses, registrations, certificates, authorizations, orders and approvals from the appropriate federal, state or foreign regulatory authorities necessary to conduct its business, including all such material permits, licenses, registrations, certificates, authorizations, orders and approvals required by the FDA or any other Regulatory Authority (collectively, “Permits”). The Seller has not received any written notice of proceedings relating to the suspension, modification, revocation or cancellation of any Permit. Neither the Seller nor, to the Knowledge of the Seller, any officer, employee or agent of the Seller has been convicted of any crime or engaged in any conduct that has previously caused or would reasonably be expected to result in (A) disqualification or debarment by the FDA under 21 U.S.C. Sections 335(a) or (b), or any similar law, rule or regulation of any other governmental entities, (B) debarment, suspension, or exclusion under any federal healthcare programs or by the General Services Administration, or (C) exclusion under 42 U.S.C. Section 1320a-7 or any similar law, rule or regulation administered by any Regulatory Authority. To the Knowledge of the Seller, neither the Seller nor any of its officers, employees,any of its contractors or agents has made an untrue statement of material fact on, or material omissions from, any notifications, applications, approvals, reports and other submissions to FDA or any similar Regulatory Authority.

(vii)    The Seller is and has been in compliance with all applicable laws administered or issued by the FDA or any similar Regulatory Authority, including the Federal Food, Drug, and Cosmetic Act, applicable requirements in FDA regulations, and any orders issued by FDA or similar Regulatory Authorities, and all other laws regarding ownership, developing, testing, manufacturing, packaging, storage, import, export, disposal, marketing, distributing, promoting, and complaint handling or adverse event reporting for the products of the Seller, except to the extent that such failure to comply with such applicable laws would not reasonably be expected to result in a Material Adverse Effect.

(h)    Licenses.

(i)    In-Licenses. There are no In-Licenses.

(ii)    Out-Licenses. Except as set forth on Schedule 4.1(h)(ii) of the Disclosure Schedule, there are no Out-Licenses (any Out-License set forth on Schedule 4.1(h)(ii) of the Disclosure Schedule, an “Existing Out-License”). A true, correct and complete copy of each Existing Out‑License has been provided to the Buyer by the Seller in a data room available to the Buyer. Neither the Seller nor the respective counterparty thereto has made or entered into any amendment, supplement or modification to, or granted any waiver under any provision of any Existing Out‑License.

(iii)    Validity and Enforceability of Out-Licenses. Each Existing Out-License is a valid and binding obligation of the Seller and the counterparty thereto. To the Knowledge of the Seller, each Existing Out-License is enforceable against each counterparty thereto in accordance with its terms except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law). The Seller has not received any written notice in connection with any Existing Out-License challenging the validity, enforceability or interpretation of any provision of such agreement.

(iv)    No Termination. The Seller has not (A) given notice to a counterparty of the termination of any Existing Out-License (whether in whole or in part) or any notice to a counterparty expressing any intention or desire to terminate any Existing Out-License or (B) received from a counterparty thereto any written notice of termination of any Existing Out-License (whether in whole or in part) or any written notice from a counterparty expressing any intention or desire to terminate any Existing Out-License.

(v)    No Breaches or Defaults. There is and has been no material breach or default under any provision of any Existing Out-License either by the Seller or, to the Knowledge of the Seller, by the respective counterparty (or any predecessor thereof) thereto, and there is no event that upon notice or the passage of time, or both, would reasonably be expected to give rise to any breach or default either by the Seller or, to the Knowledge of the Seller, by the respective counterparty to such agreement.

(vi)    Payments Made. The respective counterparty of each Existing Out-License has made all payments to the Seller required under each Existing Out‑License as of the date hereof.

(vii)    No Assignments. The Seller has not consented to any assignment by the counterparty to any Existing Out-License of any of its rights or obligations under any such Existing Out-License and, to the Knowledge of the Seller, the counterparty has not assigned any of its rights or obligations under any such Existing Out-License to any Person.

(viii)    No Indemnification Claims. The Seller has not notified any Person of any claims for indemnification under any Existing Out-License nor has the Seller received any claims for indemnification under any Existing Out-License.

(ix)    No Infringement. Neither the Seller nor any of its Subsidiaries has received any written notice from, or given any written notice to, any counterparty to any Existing Out-License regarding any infringement of any of the Existing Patent Rights licensed thereunder.

(i)    No Liens; Title to 2021 Revenue Participation Right. None of the property or assets, in each case, that specifically relate to the Products, including Intellectual Property Rights, of the Seller or any of its Subsidiaries is subject to any Lien, except for a Permitted Lien. Upon the Closing, the Buyer will have acquired, subject to the terms and conditions set forth in this Agreement, good and marketable title to the 2021 Revenue Participation Right, free and clear of all Liens, except for a Lien contemplated by subparts (a), (b), (e), (f), (g), (k), and (o) of the definition of “Permitted Liens”.

(j)    Manufacturing; Supply. All Products have, since [***], been manufactured, transported, stored and handled in all material respects in accordance with applicable law and with good manufacturing practices. Since [***], neither the Seller nor any Affiliate of the Seller has experienced any significant failures in the manufacturing or supply of any Product that, individually or in the aggregate, have had or would reasonably be expected to result in, if such failure occurred again, a Material Adverse Effect. The Seller has on hand or has made adequate provisions to secure sufficient clinical quantities of Products to complete all clinical trials and all activities required for Marketing Approvals, in each case, that are ongoing or planned as of the date hereof. The Seller has on hand or has made adequate provisions to secure sufficient quantities of Orladeyo to support the commercial launch, and commercialization, of Orladeyo in the Direct Sales Territories.

(k)    Intellectual Property.

(i)    Schedule 4.1(k)(i)(A) of the Disclosure Schedule lists all of the currently existing Patents included within the Patent Rights (the “Existing Patent Rights”). The Seller is the sole and exclusive owner of all of the Existing Patent Rights. Schedule 4.1(k)(i)(A) of the Disclosure Schedule specifies as to each listed patent or patent application the jurisdictions by or in which each such patent has issued as a patent or such patent application has been filed, including the respective patent or application numbers.

(ii)    Neither Seller nor any of its Subsidiaries is a party to any pending and, to the Knowledge of the Seller, there is no threatened, litigation, interference, reexamination, opposition or like procedure involving any of the Existing Patent Rights.

(iii)    All of the issued patents within the Existing Patent Rights are (A) to the Knowledge of the Seller, valid and enforceable, and (B) in full force and effect. None of the issued patents within the Existing Patent Rights have lapsed, expired or otherwise terminated. Neither Seller nor any of its Subsidiaries has received any written notice relating to the lapse, expiration or other termination of any of the issued patents within the Existing Patent Rights, and neither Seller nor its Subsidiaries has received any written legal opinion that alleges that, an issued patent within any of the Existing Patent Rights is invalid or unenforceable.

(iv)    Neither Seller nor any of its Subsidiaries has received any written notice that there is any, and, to the Knowledge of the Seller, there is no, Person who is or claims to be an inventor under any of the Existing Patent Rights who is not a named inventor thereof.

(v)    Neither Seller nor its Affiliates has received any written notice of any claim by any Person challenging the inventorship or ownership of, the rights of the Seller in and to, or the patentability, validity or enforceability of, any of the Existing Patent Rights, or asserting that the development, manufacture, importation, sale, offer for sale or use of the Product infringes, misappropriates or otherwise violates or will infringe, misappropriate or otherwise violate such Person’s Patents or other intellectual property rights.

(vi)    To the Knowledge of the Seller, the discovery, development manufacture, importation, sale, offer for sale or use of each Product, in each case in the form such Product exists as of the date hereof and as such activity is currently contemplated by the Seller, has not and will not, infringe, misappropriate or otherwise violate any Patents or other intellectual property rights owned by any Third Party.

(vii)    To the Knowledge of the Seller, no Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any of the Intellectual Property Rights.

(viii)    The Seller has paid all maintenance fees, annuities and like payments required as of the date hereof with respect to each of the Existing Patent Rights.

(l)    Indebtedness. Schedule 4.1(l) sets forth a complete list of the outstanding Indebtedness of the Seller and its Subsidiaries in excess of $[***] in the aggregate. Since the 2020 Closing Date, the Seller and its Subsidiaries have not incurred any Indebtedness other than Permitted Indebtedness.

(m)    Foreign Corrupt Practices Act. Neither the Seller nor, to the Knowledge of Seller, any of its directors, officers, employees or agents have, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), foreign political party or official thereof or candidate for foreign political office for the purpose of (i) influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, or (iii) securing any improper advantage, in the case of (i), (ii) and (iii) above in order to assist the Seller or any of its Affiliates in obtaining or retaining business for or with, or directing business to, any person. Neither the Seller nor, to the Knowledge of Seller, any of its directors, officers, employees or agents have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation. The Seller further represents that it has maintained, and has caused each of its Subsidiaries to maintain, systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) and written policies designed to ensure compliance with the FCPA or any other applicable anti-bribery or anti-corruption law, and designed to ensure that all books and records of the Seller accurately and fairly reflect, in reasonable detail, all transactions and dispositions of funds and assets. To the Knowledge of the Seller, neither the Seller nor any of its officers, directors or employees are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the FCPA or any other anti-corruption law.

(n)    Lien Related Representation and Warranties. The Seller’s exact legal name is, and for the immediately preceding five (5) years has been, “BioCryst Pharmaceuticals, Inc.” The Seller is, and for the prior five (5) years has been, incorporated in the State of Delaware.

(o)    Brokers’ Fees. Except for Cowen Inc., there is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of the Seller who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 4.2    Buyer’s Representations and Warranties. The Buyer hereby represents and warrants to the Seller that:

(a)    Existence; Good Standing. The Buyer is a statutory trust duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)    Authorization. The Buyer has the requisite trust right, power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of the Buyer.

(c)    Enforceability. This Agreement has been duly executed and delivered by an authorized person of the owner trustee of the Buyer and constitutes the valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law).

(d)    No Conflicts. The execution, delivery and performance by the Buyer of this Agreement do not and will not (i) contravene or conflict with the organizational documents of the Buyer, (ii) contravene or conflict with or constitute a default under any material provision of any law binding upon or applicable to the Buyer or (iii) contravene or conflict with or constitute a default under any material contract or other material agreement or Judgment binding upon or applicable to the Buyer.

(e)    Consents. Except for any filings required by the federal securities laws or stock exchange rules, no consent, approval, license, order, authorization, registration, declaration or filing with or of any Governmental Entity or other Person is required to be done or obtained by the Buyer in connection with (i) the execution and delivery by the Buyer of this Agreement, (ii) the performance by the Buyer of its obligations under this Agreement or (iii) the consummation by the Buyer of any of the transactions contemplated by this Agreement.

(f)    No Litigation. There is no action, suit, investigation or proceeding pending or, to the knowledge of the Buyer, threatened before any Governmental Entity to which the Buyer is a party that would, if determined adversely, reasonably be expected to prevent or materially and adversely affect the ability of the Buyer to perform its obligations under this Agreement.

(g)    Financing. The Buyer has sufficient cash to pay the Purchase Price at the Closing. The Buyer acknowledges that its obligations under this Agreement are not contingent on obtaining financing.

(h)    Tax Status. Under current law, the Buyer is exempt from U.S. federal withholding tax on all payments with respect to the 2021 Revenue Participation Right by reason of the Buyer’s status as eligible for zero percent treaty rates with respect to such payments.

(i)    Brokers’ Fees. There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of the Buyer who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 4.3    No Implied Representations and Warranties. The Buyer acknowledges and agrees that, other than the express representations and warranties of the Seller specifically contained in this ARTICLE 4 and in ARTICLE 4 of the 2020 Agreement, (a) there are no representations or warranties of the Seller either expressed or implied with respect to the Patent Rights or Royalty Payment and that the Buyer does not rely on, and shall have no remedies in respect of, any representation or warranty not specifically set forth in this ARTICLE 4 or in ARTICLE 4 of the 2020 Agreement, and all other representations and warranties are hereby expressly disclaimed, and (b) nothing contained herein guarantees that sales of the Products or the aggregate Royalty Payments due to the Buyer will achieve any specific amounts (it being understood and agreed that nothing in this Section 4.3 shall limit in any way the Seller’s obligations under ARTICLE 8). Notwithstanding the foregoing, claims for fraud, gross negligence, or willful misconduct shall not be waived or limited in any way by this Section 4.3. Except for the Revenue Participation Rights, Back-Up Security Interest and the Buyer’s rights under Section 6.5(d), the Buyer further acknowledges and agrees that no licenses or assignments under any assets (including the Patent Rights or any other intellectual property) of the Seller and its Affiliates are granted pursuant to this Agreement, including by implication, estoppel, exhaustion or otherwise.

ARTICLE 5

CONDITIONS TO CLOSING

Section 5.1    Conditions to the Buyer’s Obligations. The obligations of the Buyer to consummate the transactions contemplated hereunder on the Closing Date are subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions precedent:

(a)    The Seller shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required to be performed and complied with by it under this Agreement at or prior to the Closing Date, and the Buyer shall have received a certificate executed by a duly authorized officer of the Seller on the Closing Date certifying on behalf of the Seller to the effect of the foregoing.

(b)    The representations and warranties of the Seller contained in Section 4.1 shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing Date as though made at and as of the date hereof and as of the Closing Date, respectively, except to the extent any such representation or warranty expressly speaks as of a particular date, in which case it shall be true and correct in all material respects as of such date; provided, that to the extent that any such representation or warranty is qualified by the term “material” or “Material Adverse Effect” such representation or warranty (as so written, including the term “material” or “Material Adverse Effect”) shall have been true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Closing Date or such other date, as applicable. The Buyer shall have received a certificate executed by an authorized officer of the Seller on the Closing Date certifying on behalf of the Seller to the effect of the foregoing.

(c)    No event or events shall have occurred, or be reasonably likely to occur, that, individually or in the aggregate, have had or would reasonably be expected to result in (or, with the giving of notice, the passage of time or otherwise, would result in) a Material Adverse Effect. The Buyer shall have received a certificate executed by a duly authorized officer of the Seller on the Closing Date certifying on behalf of the Seller to the effect of the foregoing.

(d)    There shall not have been issued and be in effect any Judgment of any Governmental Entity enjoining, preventing or restricting the consummation of the transactions contemplated by this Agreement.

(e)    There shall not have been instituted or be pending any action or proceeding by any Governmental Entity or any other Person (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the transactions contemplated hereby, (ii) seeking to obtain material damages in connection with the transactions contemplated hereby or (iii) seeking to restrain or prohibit the Buyer’s purchase of the 2021 Revenue Participation Right.

(f)    The Buyer shall have received the Intercreditor Agreement, duly executed and delivered by the Seller, the “Buyer” under and as defined in the OMERS Transaction Agreement and Athyrium.

(g)    The Buyer shall have received the Stock Purchase Agreement, duly executed and delivered by the Seller.

(h)    The Buyer shall have received a valid, properly executed Internal Revenue Service Form W-9 certifying that the Seller is exempt from U.S. federal “backup” withholding Tax.

(i)    The Seller shall have delivered to the Buyer the legal opinions of Gibson, Dunn & Crutcher, LLP, as counsel to the Seller, in substantially the forms attached hereto as Exhibit F.

(j)    The Buyer shall have received a certificate of the Secretary or an Assistant Secretary of the Seller, dated the Closing Date, certifying as to (i) the incumbency of each officer of the Seller executing this Agreement and (ii) the attached thereto copies of (A) the Seller’s certificate of incorporation, (B) bylaws, and (C) resolutions adopted by the Seller’s Board of Directors authorizing the execution and delivery by the Seller of this Agreement and the consummation by the Seller of the transactions contemplated hereby (the “Seller Certificate”).

(k)    The Seller shall have confirmed it has scheduled delivery to Buyer of a CD or USB containing copies of all documents uploaded to the data room related to the transactions contemplated by this Agreement, as of the date hereof, maintained by the Seller and made available to the Buyer, including all documents referred to in Section 4.1(g)(iii) and Section 4.1(h)(ii).

Section 5.2    Conditions to the Seller’s Obligations. The obligations of the Seller to consummate the transactions contemplated hereunder on the Closing Date are subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions precedent:

(a)    The Buyer shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required to be performed and complied with by it under this Agreement at or prior to the Closing Date, and the Seller shall have received a certificate executed by a duly authorized person of RP Management, LLC, as Administrator of the Buyer, on the Closing Date certifying on behalf of the Buyer to the effect of the foregoing.

(b)    The representations and warranties of the Buyer contained in Section 4.2 shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing Date as though made at and as of the date hereof and Closing Date, respectively, except to the extent any such representation or warranty expressly speaks as of a particular date, in which case it shall be true and correct in all material respects as of such date; provided, that to the extent that any such representation or warranty is qualified by the term “material,” or “Material Adverse Effect” such representation or warranty (as so written, including the term “material” or “Material Adverse Effect”) shall have been true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Closing Date or such other date, as applicable. The Seller shall have received a certificate executed by a duly authorized person of RP Management, LLC, as Administrator of the Buyer, on the Closing Date certifying on behalf of the Buyer to the effect of the foregoing.

(c)    There shall not have been issued and be in effect any Judgment of any Governmental Entity enjoining, preventing or restricting the consummation of the transactions contemplated by this Agreement.

(d)    There shall not have been instituted or be pending any action or proceeding by any Governmental Entity or any other Person (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the transactions contemplated hereby, (ii) seeking to obtain material damages in connection with the transactions contemplated hereby or (iii) seeking to restrain or prohibit the Buyer’s purchase of the 2021 Revenue Participation Right.

(e)    The Seller shall have received a valid, properly executed Internal Revenue Service Form W-8BEN-E certifying that the Buyer is exempt from U.S. federal withholding Tax in respect of all payments with respect to the 2021 Revenue Participation Rights under an applicable United States income Tax treaty.

(f)    The Buyer shall have delivered to the Seller standard existence and authority opinions in respect of the Buyer, enforceability opinions on this Agreement, and an opinion that this Agreement does not conflict with the organizational documents of the Buyer or applicable law, each such opinion in a form previously agreed upon by the Seller and the Buyer.

(g)    The Seller shall have received a certificate of an authorized person of the owner trustee of the Buyer, dated the Closing Date, certifying as to the incumbency of the officers executing this Agreement on behalf of the Buyer.

ARTICLE 6

COVENANTS

Section 6.1    Reporting. From and after the date hereof, the Seller shall provide the Buyer:

(a)    promptly following the end of each calendar quarter, but in any event, in each case, no later than [***] calendar days after the end of such calendar quarter, as applicable, a reasonably detailed quarterly report setting forth, with respect to such same period, (i) the Clinical Updates and (ii) the Commercial Updates (the “Clinical and Commercial Quarterly Report”); provided that beginning with (A) the [***] calendar quarter following Regulatory Approval (in the case of Clinical Updates) or (B) the [***] calendar quarter following the First Commercial Sale in the United States (in the case of Commercial Updates) of a given Product (on a Product-by-Product basis), the Seller shall no longer be required to deliver Clinical and Commercial Quarterly Reports for such Product and shall thereafter promptly following the end of each [***]-month period in a calendar year ([***]), but in any event, in each case, no later than [***] calendar days after the end of such [***]-month period, as applicable, a reasonably detailed semi-annual report setting forth, with respect to such same period, (1) any Clinical Updates and (2) the Commercial Updates (the “Clinical and Commercial Semi-Annual Report”);

(b)    promptly following the end of each [***]-month period in a calendar year ([***]), but in any event, in each case, no later than [***] calendar days after the end of such [***]-month period, as applicable, a reasonably detailed semi-annual report setting forth, with respect to such same period, (i) the Regulatory Updates, and (ii) the Intellectual Property Updates (the “Regulatory and IP Semi-Annual Report”, and, collectively with the Clinical and Commercial Quarterly Report and the Clinical and Commercial Semi-Annual Reports, the “Reports”); and

(c)    The Seller shall include in each Report as applicable any (i) material CMC updates and (ii) details as to the achievement of any development, sales, regulatory or other milestone event set forth in each Out-License.

(d)    The Seller shall also provide the Buyer with such additional information regarding the updates included in each Report as the Buyer may reasonably request from time to time. The Seller shall prepare and maintain and shall cause its Affiliates and Licensees to prepare and maintain reasonably complete and accurate records of the information to be disclosed in each Report. All Reports, and the Confidential Information contained therein, shall be the Confidential Information of Seller and subject to the obligations of confidentiality set forth in ARTICLE 8.

Section 6.2    Royalty Payments; Revenue Participation and Royalty Payment Details.

(a)    From and after the First Commercial Sale of a Product in any country, the Seller shall pay to the Buyer, without any setoff or offset (subject, in each case, to Section 6.13), the Royalty Payment for each calendar quarter promptly, but in any event no later than [***] calendar days after the end of each of the first three (3) calendar quarters and [***] calendar days after the end of the last calendar quarter in each calendar year (or [***] Business Days after the filing of the Seller’s annual report on Form 10-K, if earlier), provided that for any payments received by the Seller after the date that is [***] calendar days after the end of each calendar quarter, such payment will be paid with the following calendar quarter’s Royalty Payment. A late fee of [***]% over the Prime Rate (calculated on a per annum basis) will accrue on all unpaid amounts with respect to any Royalty Payment from the date such obligation was due. The imposition and payment of a late fee shall not constitute a waiver of the Buyer’s rights with respect to such payment default.

(b)    For the convenience of the parties, Exhibit G sets forth the aggregate royalty rates and revenue sharing rates for Orladeyo for purposes of calculating the Royalty Payments in respect of Orladeyo that are payable to the Buyer following the Closing as a result of the 2020 Transaction and the transactions contemplated hereby. For the avoidance of doubt, nothing in this Section 6.2 shall be deemed to provide for the duplication of any Royalty Payment under the 2020 Agreement and this Agreement.

(c)    From and after the First Commercial Sale of a Product in any country, for each calendar quarter promptly, but in any event no later than [***] calendar days after the end of each of the first three (3) calendar quarters and [***] calendar days after the end of the last calendar quarter in each calendar year (or [***] Business Days after the filing of the Company’s annual report on Form 10-K, if earlier), the Seller shall provide to Buyer a report setting forth in reasonable detail:

(i)    with respect to BCX9930, Gross Sales and Net Sales for the applicable calendar quarter and calendar year to date, on a country-by-country basis (including a detailed break-down of all permitted deductions from Gross Sales used to determine Net Sales and any Net Sales described in Section 6.5(d));

(ii)    with respect to Complement Inhibitor, Gross Sales and Net Sales for the applicable calendar quarter and calendar year to date, on a country-by-country basis (including a detailed break-down of all permitted deductions from Gross Sales used to determine Net Sales and any Net Sales described in Section 6.5(d));

(iii)    with respect to Orladeyo, (A) the calculation of Orladeyo Direct Sales, including Gross Sales and Net Sales for the applicable calendar quarter and calendar year to date, on a country-by-country basis (including a detailed break-down of all permitted deductions from Gross Sales used to determine Net Sales and any Net Sales described in Section 6.5(d)), and (B) the calculation of Orladeyo Indirect Revenues on a country-by-country and Licensee-by-Licensee basis (including a detailed breakdown of Orladeyo Indirect Revenue consisting of royalties, upfront payments, milestones and other fixed payments);

(iv)    for the applicable calendar quarter, and calendar year to date, on a Product-by-Product and country-by-country basis, the number of units of each Product sold by the Seller, its Affiliates and each Licensee;

(v)    for the applicable calendar quarter and calendar year to date, on a Product-by-Product, country-by-country and Permitted Purchaser-by-Permitted Purchaser basis, the calculation of the Product Partnering Revenue, including a detailed break-down of the consideration received by the Seller or its Affiliates from the applicable Permitted Sale and any expenses and Excluded Payments used to determine Product Partnering Revenue;

(vi)    for the applicable calendar quarter and calendar year to date, the calculation of the Royalty Payment payable to the Buyer; and

(vii)    for the applicable calendar quarter and on a Product-by-Product and country-by-country basis, the foreign currency exchange rate used to calculate the Royalty Payment (which shall be the rate of exchange determined in a manner consistent with the Seller’s method for calculating rates of exchange in the preparation of the Seller’s annual financial statements in accordance with accounting principles generally accepted in the United States);

provided that for any reports received by the Seller after the date that is [***] calendar days after the end of each calendar quarter, the Seller shall provide to the Buyer the relevant information from such reports in the following calendar quarter’s report.

(d)    Any payments required to be made by either party under this Agreement or the 2020 Agreement shall be made in United States Dollars via electronic funds transfer or wire transfer of immediately available funds to such bank account as the other party shall designate in writing prior to the date of such payment.

Section 6.3    Disclosures. Except for a press release previously approved in form and substance by the Seller and the Buyer or any other public announcement using substantially the same text as such press release, neither the Buyer nor the Seller shall, and each party hereto shall cause its respective Representatives, Affiliates and Affiliates’ Representatives not to issue a press release or other public announcement or otherwise make any public disclosure with respect to this Agreement or the 2020 Agreement, or the subject matter hereof or thereof, without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld or delayed), except as may be required by applicable law or stock exchange rule (in which case the party hereto required to make the press release or other public announcement or disclosure shall allow the other party hereto reasonable time to comment on, and, if applicable, reasonably direct the disclosing party to seek confidential treatment in respect of portions of, such press release or other public announcement or disclosure in advance of such issuance).

Section 6.4    Inspections and Audits of the Seller. Following the Closing, upon at least fourteen (14) Business Days written notice and during normal business hours, no more frequently than once per calendar year, the Buyer may cause an inspection and/or audit by an independent public accounting firm reasonably acceptable to the Seller to be made of the Seller’s books of account for the three (3) calendar years prior to the audit for the purpose of determining the correctness of the calculation of the Royalty Payments under this Agreement or the 2020 Agreement. Upon the Buyer’s reasonable request, no more frequently than once per calendar year while any Out-License remains in effect, the Seller shall use Commercially Reasonable Efforts to exercise any rights it may have under any Out-License relating to a Product to cause an inspection and/or audit by an independent public accounting firm to be made of the books of account of any counterparty thereto for the purpose of determining the correctness of the calculation of the Royalty Payments under this Agreement or the 2020 Agreement. Seller shall notify Buyer in writing if it initiates an inspection and/or audit of the books of accounts of any counterparty to an Out-License to the extent such inspection and/or audit is related to the Royalty Payments, and shall provide to Buyer a redacted copy of any report relating thereto within ten (10) Business Days of receipt thereof; provided, that any redactions to such report shall not include any information necessary to determine the correctness of the calculation of the Royalty Payments made under this Agreement or the 2020 Agreement. All of the out-of-pocket expenses of any inspection or audit requested by the Buyer hereunder (including the fees and expenses of such independent public accounting firm designated for such purpose) shall be borne solely by the Buyer, unless the independent public accounting firm determines that Royalty Payments previously paid to Buyer during the period of the audit were underpaid by an amount greater than [***]% of the Royalty Payments actually paid during such period, in which case such expenses shall be borne by the Seller. Any such accounting firm or Seller shall not disclose the confidential information of the Seller or any such Licensee relating to a Product to the Buyer, except to the extent such disclosure is necessary to determine the correctness of Royalty Payments or otherwise would be included in a Report. All information obtained by the Buyer as a result of any such inspection or audit shall be Confidential Information subject to ARTICLE 8. If any audit discloses any underpayments by the Seller to the Buyer, then such underpayment shall be paid by the Seller to the Buyer within thirty (30) calendar days of it being so disclosed. If any audit discloses any overpayments by the Seller to the Buyer, then the Seller shall have the right to credit the amount of the overpayment against each subsequent quarterly Royalty Payment due to the Buyer until the overpayment has been fully applied. If the overpayment is not fully applied prior to the final quarterly Royalty Payment due hereunder, the Buyer shall promptly refund an amount equal to any such remaining overpayment.

Section 6.5    Intellectual Property Matters.

(a)    The Seller shall provide to the Buyer a copy of any written notice received by the Seller from a Third Party alleging or claiming that the making, having made, using, importing, offering for sale or selling of a Product infringes or misappropriates any Patents or other intellectual property rights of such Third Party, together with copies of material correspondence sent or received by the Seller related thereto, as soon as practicable and in any event not more than [***] Business Days following such delivery or receipt.

(b)    The Seller shall promptly inform the Buyer of any infringement by a Third Party of any Patent Right of which any of the individuals named in the definition of “Knowledge of the Seller” (or the successors of such Person at the Seller) becomes aware. Without limiting the foregoing, the Seller shall provide to the Buyer a copy of any written notice of any suspected infringement of any Patent Rights delivered or received by the Seller, as well as copies of material correspondence related thereto, as soon as practicable and in any event not more than [***] Business Days following such delivery or receipt.

(c)    Within [***] Business Days of initiating, or permitting a Licensee to initiate, an enforcement action regarding any suspected infringement by a Third Party of any Patent Right, the Seller shall provide the Buyer with written notice of such enforcement action.

(d)    If the Seller recovers monetary damages from a Third Party in an action brought for such Third Party’s infringement of any Patent Rights relating to a Product, where such damages, whether in the form of judgment or settlement, are awarded for such infringement of such Patent Rights, (i) such recovery will be allocated first to the reimbursement of any expenses incurred by the Seller (or any party to an In-License or Permitted Licensees of such Patent Rights entitled to such reimbursement under any such In-License or Out-License ) in bringing such action (including all reasonable attorney’s fees), (ii) any remaining amounts will be reduced, if applicable, to comply with allocation of recovered damages with licensors of such Patent Rights required under any In-Licenses or Permitted Licensees of such Patent Rights under any Out-Licenses, if any, and (iii) any residual amount of such damages after application of (i) and (ii) will be treated as Orladeyo Direct Sales with respect to the Direct Sales Territories, Orladeyo Indirect Revenue with respect to the Indirect Sales Territories, Product Partnering Revenue with respect to the Permitted Sale Territory, BCX9930 Net Sales or Complement Inhibitor Net Sales, as applicable.

Section 6.6    In-Licenses.

(a)    The Seller shall promptly (and in any event within [***] Business Days) provide the Buyer with (i) executed copies of any In-License entered into by the Seller or its Affiliates, and (ii) executed copies of each amendment, supplement, modification or written waiver of any provision of any In-License.

(b)    The Seller shall use Commercially Reasonable Efforts to comply in all material respects with its obligations under any In-Licenses it enters into and shall not take any action or forego any action that would reasonably be expected to result in a material breach thereof. Promptly, and in any event within [***] Business Days, after receipt of any (written or oral) notice from a counterparty to any In-License or its Affiliates of an alleged material breach under any In-License, the Seller shall provide the Buyer a copy thereof. The Seller shall use its Commercially Reasonable Efforts to cure any material breaches by it under any In-License and shall give written notice to the Buyer upon curing any such breach. The Seller shall provide the Buyer with written notice following becoming aware of a counterparty’s material breach of its obligations under any In-License. The Seller shall not terminate any In-License without providing the Buyer prior written notice. Promptly, and in any event within [***] Business Days following the Seller’s notice to a counterparty to any In-License of an alleged breach by such counterparty under any such In-License, the Seller shall provide the Buyer a copy thereof.

Section 6.7    Out-Licenses and Permitted Sales.

(a)    Subject to compliance with this Section 6.7, the Seller may enter into either (i) an Out-License with a Third Party or enter into an agreement to research, develop or manufacture any Product in all or any portion of the world without the Buyer’s prior written consent; provided, that such license shall not assign or otherwise convey title to or impose any Lien, other than the grant of the license or sublicense, in favor of any Third Party (any such license, a “Permitted License”), or (ii) a Permitted Sale.

(b)    The Seller shall promptly (and in any event within [***] Business Days) provide the Buyer with (i) executed copies of each Out-License and Permitted Sale, and (ii) executed copies of each amendment, supplement, modification or written waiver of any material provision of an Out-License or Permitted Sale.

(c)    The Seller shall include in all Out-Licenses (other than Existing Out-Licenses) and all definitive agreement(s) for Permitted Sales provisions permitting the Seller to audit such Licensee or Permitted Purchaser (as applicable) and shall use commercially reasonable efforts to include terms and conditions consistent in all material respects with the Buyer’s rights to audit the Seller set forth in Section 6.4.

(d)    The Seller shall provide the Buyer prompt (and in any event within [***] Business Days) written notice of a Licensee’s material breach of its obligations under any Out-License or a Permitted Purchaser’s material breach of its obligations under any Permitted Sale of which any of the individuals named in the definition of “Knowledge of the Seller” (or the successors of such Person at the Seller) becomes aware.

(e)    The Seller shall provide the Buyer with written notice promptly (and in any event within [***] Business Days) following the termination of any Out-License or Permitted Sale.

Section 6.8    Restricted Indebtedness. Prior to the Minimum Return Date, the Seller shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Restricted Indebtedness. As a condition to the incurrence of any secured Permitted Indebtedness for borrowed money with one or more lenders other than the holders of Indebtedness under the Athyrium Credit Agreement, either (i) the Seller shall cause such lender or lenders or any agent, representative or trustee acting on behalf of such lender or lenders to become a party to the Intercreditor Agreement in accordance with the terms thereof or (ii) the Buyer shall enter, and the Seller shall enter and cause such lender or lenders or any agent, representative or trustee acting on behalf of such lender or lenders to enter into an Other Intercreditor Agreement. Notwithstanding the foregoing and except as otherwise agreed by the parties, following the Minimum Return Date, the Seller shall not, and shall not permit any of its Subsidiaries to incur any Convertible Bond Indebtedness unless such Convertible Bond Indebtedness shall be subordinated in right of payment to the Royalty Payments that are owed or may be owed in the future to the Buyer pursuant to the terms of a subordination, intercreditor, or other similar agreement (or terms of subordination incorporated into the indenture under which such Convertible Bond Indebtedness is issued), in each case in form and substance, and on terms, approved by the Buyer, the Seller, and the applicable Third Party in writing.

Section 6.9    Diligence.

(a)    The Seller shall use Commercially Reasonable Efforts to complete clinical development and Commercialize (either directly or through Licensees) (a) Orladeyo in the Direct Sales Territories for hereditary angioedema, (b) BCX9930 in the Direct Sales Territories for paroxysmal nocturnal hemoglobinuria, and (c) either BCX9930 or Complement Inhibitor in the Direct Sales Territories for at least three indications other than paroxysmal nocturnal hemoglobinuria that the Seller reasonably determines have the greatest prospects for receiving Marketing Approvals and for successful Commercialization in the Direct Sales Territories. In furtherance of the foregoing, the Seller shall use Commercially Reasonable Efforts to prepare, execute, deliver and file any and all agreements, documents or instruments that are necessary or desirable to secure and maintain all Marketing Approvals required to Commercialize Orladeyo, BCX9930 and Complement Inhibitor in the Direct Sales Territories and the Seller shall use Commercially Reasonable Efforts to not withdraw or abandon, or fail to take any action necessary to prevent the withdrawal or abandonment of, any such Marketing Approvals.

(b)    On a country-by-country and Product-by-Product basis, if a Loss of Market Exclusivity has occurred in such country for such Product, the Seller’s obligations under Section 6.9(a) shall no longer apply in such country for such Product.

Section 6.10    Efforts to Consummate Transactions. Subject to the terms and conditions of this Agreement, each of the Seller and the Buyer will use its commercially reasonable efforts prior to the Closing to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable law to consummate the transactions contemplated by this Agreement. Each of the Buyer and the Seller agrees to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

Section 6.11    Further Assurances. After the Closing, the Seller and the Buyer agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to give effect to the transactions contemplated by this Agreement and the 2020 Agreement.

Section 6.12    No Impairment of Revenue Participation Right or Back-Up Security Interest. Notwithstanding anything herein or in the 2020 Agreement to the contrary, the Seller shall not enter into any contracts or arrangements or otherwise knowingly take any action or knowingly fail to act in a manner that would, individually or in the aggregate, reasonably be expected to materially and adversely affect the Buyer’s interest in the Revenue Participation Rights or the Back-Up Security Interest. The parties agree that the entry into (i) the Athyrium Loan Documents, (ii) any agreement evidencing any secured Indebtedness permitted by clause (b)(ii) of the definition of Restricted Indebtedness, (iii) the OMERS Transaction Agreement or (iv) the 2020 Agreement, which shall, in each case, be subject to and in compliance with the Intercreditor Agreement or any Other Intercreditor Agreement, shall be deemed to not materially and adversely affect the Buyer’s interest in the Revenue Participation Rights or the Back-Up Security Interest

Section 6.13    Certain Tax Matters.

(a)    The Seller and the Buyer agree that for Tax purposes, (a) the Seller and the Buyer shall treat the transactions contemplated by this Agreement and the 2020 Agreement as sales of the Revenue Participation Rights and (b) any and all amounts remitted by the Seller to the Buyer after the 2020 Closing Date pursuant to this Agreement or the 2020 Agreement shall be treated as received by the Seller as agent for the Buyer. The parties hereto agree not to take any position that is inconsistent with the provisions of this Section 6.13(a) on any tax return or in any audit or other tax-related administrative or judicial proceeding unless the other party hereto has consented in writing (such consent not to be unreasonably withheld, conditioned or delayed) to such actions. If there is an inquiry by any Governmental Entity of the Buyer or the Seller related to the treatment described in this Section 6.13(a), the parties hereto shall cooperate with each other in responding to such inquiry in a reasonable manner which is consistent with this Section 6.13(a).

(b)    Notwithstanding anything to the contrary in this Agreement, each of the Buyer and the Seller shall be entitled to withhold and deduct (or cause to be withheld and deducted) from any amount payable under this Agreement or the 2020 Agreement to the other party any Tax that the Buyer or the Seller, as applicable, determines that it is required to withhold and deduct under applicable law, and any such amount withheld and deducted shall be treated for all purposes of this Agreement as being paid to the other party; provided that each of the Buyer and the Seller shall give the other party reasonable prior notice and the opportunity, in good faith, to contest and prevent such withholding and deduction. The parties hereto shall use commercially reasonable efforts to give or cause to be given to the other party hereto such assistance and such information concerning the reasons for withholding or deduction (including, in reasonable detail, the method of calculation for the deduction or withholding thereof) as may be reasonably necessary to enable the Buyer or the Seller, as applicable, to claim exemption therefrom, or credit therefor, or relief (whether at source or by reclaim) therefrom, and, in each case, shall furnish the Buyer or the Seller, as applicable, with proper evidence of the taxes withheld and deducted and remitted to the relevant taxing authority. The Buyer agrees (i) to notify the Seller in writing if (A) Buyer becomes ineligible to use or deliver the Form W-8BEN-E delivered to the Seller under Section 5.2(e), or (B) the Form W-8BEN-E delivered to the Seller under Section 5.2(e) ceases to be accurate or complete, and (ii) to provide (to the extent it is legally eligible to do so) any additional Tax forms that the Seller may reasonably request.

ARTICLE 7

INDEMNIFICATION

Section 7.1    General Indemnity. From and after the Closing:

(a)    the Seller hereby agrees to indemnify, defend and hold harmless the Buyer and its Affiliates and its and their directors, managers, trustees, officers, agents and employees (the “Buyer Indemnified Parties”) from, against and in respect of all Losses suffered or incurred by the Buyer Indemnified Parties to the extent arising out of or resulting from (i) any breach of any of the representations or warranties of the Seller in this Agreement, and (ii) any breach of any of the covenants or agreements of the Seller in this Agreement; and

(b)    the Buyer hereby agrees to indemnify, defend and hold harmless the Seller and its Affiliates and its and their directors, officers, agents and employees (the “Seller Indemnified Parties”) from, against and in respect of all Losses suffered or incurred by the Seller Indemnified Parties to the extent arising out of or resulting from (i) any breach of any of the representations or warranties of the Buyer in this Agreement, and (ii) any breach of any of the covenants or agreements of the Buyer in this Agreement.

Section 7.2    Notice of Claims. If either a Buyer Indemnified Party, on the one hand, or a Seller Indemnified Party, on the other hand (such Buyer Indemnified Party on the one hand and such Seller Indemnified Party on the other hand being hereinafter referred to as an “Indemnified Party”), has suffered or incurred any Losses for which indemnification may be sought under this ARTICLE 7, the Indemnified Party shall so notify the other party from whom indemnification is sought under this ARTICLE 7 (the “Indemnifying Party”) promptly in writing describing such Loss, the amount or estimated amount thereof, if known or reasonably capable of estimation, and the method of computation of such Loss, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Loss shall have occurred. If any claim, action, suit or proceeding is asserted or instituted by or against a Third Party with respect to which an Indemnified Party intends to claim any Loss under this ARTICLE 7, such Indemnified Party shall promptly notify the Indemnifying Party of such claim, action, suit or proceeding and tender to the Indemnifying Party the defense of such claim, action, suit or proceeding. A failure by an Indemnified Party to give notice and to tender the defense of such claim, action, suit or proceeding in a timely manner pursuant to this Section 7.2 shall not limit the obligation of the Indemnifying Party under this ARTICLE 7, except to the extent such Indemnifying Party is actually prejudiced thereby.

Section 7.3    Limitations on Liability. Except for claims arising from a breach of confidentiality obligations under ARTICLE 8 or in cases of fraud, gross negligence, or willful misconduct, no party hereto shall be liable for any consequential, punitive, special or incidental damages under this ARTICLE 7 (and no claim for indemnification hereunder shall be asserted) as a result of any breach or violation of any covenant or agreement of such party (including under this ARTICLE 7) in or pursuant to this Agreement. In connection with the foregoing, the parties hereto acknowledge and agree that (i) the Buyer’s damages, if any, for any such action or claim will typically include Losses for Royalty Payments that the Buyer was entitled to receive in respect of its ownership of the Royalty Payments but did not receive timely or at all due to such indemnifiable event and (ii) the Buyer shall be entitled to make claims for all such missing or delayed Royalty Payments as Losses hereunder, and such missing or delayed Royalty Payments shall not be deemed consequential, punitive, special, indirect or incidental damages.

Section 7.4    Exclusive Remedy; No Duplication of Recovery under 2020 Agreement. Except as set forth in Section 10.11, from and after Closing, the rights of the parties hereto pursuant to (and subject to the conditions of) this ARTICLE 7 shall be the sole and exclusive remedy of the parties hereto and their respective Affiliates with respect to any Losses (whether based in contract, tort or otherwise) resulting from or relating to any breach of the representations, warranties, covenants and agreements made under this Agreement or any certificate, document or instrument delivered hereunder, and each party hereto hereby waives, to the fullest extent permitted under applicable law, and agrees not to assert after Closing, any other claim or action in respect of any such breach. Notwithstanding the foregoing, the rights of Buyer under the Intercreditor Agreement and claims for fraud, gross negligence, or willful misconduct shall not be waived or limited in any way by this ARTICLE 7. No party hereto shall be entitled to recover duplicative Losses for Losses resulting from or relating to any breach of any representations, warranties, covenants or agreements made under this Agreement that also constitute Losses resulting from or relating to any breach of any representations, warranties, covenants or agreements made under the 2020 Agreement.

Section 7.5    Tax Treatment of Indemnification Payments. For all purposes hereunder, any indemnification payments made pursuant to this ARTICLE 7 will be treated as an adjustment to the Purchase Price for U.S. federal income tax to the fullest extent permitted by applicable law.

ARTICLE 8

CONFIDENTIALITY

Section 8.1    Confidentiality. Except as provided in this ARTICLE 8, Section 10.4 or otherwise agreed in writing by the parties, the parties hereto agree that, during the term of this Agreement and for [***] years thereafter, each party (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any information furnished to it by or on behalf of the other party (the “Disclosing Party”) pursuant to this Agreement (such information, “Confidential Information” of the Disclosing Party), except for that portion of such information that:

(a)    was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party;

(b)    was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c)    became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement or any other agreement;

(d)    is independently developed by the Receiving Party or any of its Affiliates, as evidenced by written records, without the use of or reference of the Confidential Information; or

(e)    is subsequently disclosed to the Receiving Party on a non-confidential basis by a Third Party without obligations of confidentiality with respect thereto.

Section 8.2    Authorized Disclosure.

(a)    Either party may disclose Confidential Information to the extent such disclosure is reasonably necessary in the following situations:

(i)    prosecuting or defending litigation;

(ii)    complying with applicable laws and regulations, including regulations promulgated by securities exchanges;

(iii)    complying with a valid order of a court of competent jurisdiction or other Governmental Entity;

(iv)    for regulatory, Tax or customs purposes;

(v)    for audit purposes, provided that each recipient of Confidential Information must be bound by customary and reasonable obligations of confidentiality and non-use prior to any such disclosure;

(vi)    disclosure to its Affiliates and Representatives on a need-to-know basis, provided that each such recipient of Confidential Information must be bound by contractual or professional obligations of confidentiality and non-use at least as stringent as those imposed upon the parties hereunder prior to any such disclosure;

(vii)    upon the prior written consent of the Disclosing Party;

(viii)    disclosure to its potential investors, and other sources of funding, including debt financing, or potential partners, collaborators or acquirers, and their respective accountants, financial advisors and other professional representatives, provided, that such disclosure shall be made only to the extent customarily required to consummate such investment, financing transaction partnership, collaboration or acquisition and that each recipient of Confidential Information must be bound by customary obligations of confidentiality and non-use prior to any such disclosure;

(ix)    as is necessary in connection with a permitted assignment pursuant to Section 10.4.

(b)    Notwithstanding the foregoing, in the event the Receiving Party is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to Section 8.2(a)(i), (ii), (iii) or (iv), it will, except where impracticable, give reasonable advance notice to the Disclosing Party of such disclosure and use reasonable efforts to secure confidential treatment of such information. In any event, the Buyer shall not file any patent application based upon or using the Confidential Information of Seller provided hereunder.

(c)    Notwithstanding anything set forth in this Agreement, materials and documentation relating to the Seller’s Intellectual Property Rights may be only disclosed to or accessed by the Buyer and its attorneys and auditors, without further disclosure to any other Representative of the Buyer.

ARTICLE 9

TERMINATION; SURVIVAL; SURVIVAL OF 2020 AGREEMENT

Section 9.1    Mutual Termination. This Agreement may be terminated by mutual written agreement of the Buyer and the Seller.

Section 9.2    Automatic Termination. Unless earlier terminated as provided in Section 9.1, following the Closing, this Agreement shall continue in full force and effect until sixty (60) days after such time as the Seller is no longer obligated to make any Royalty Payments under this Agreement, at which point this Agreement shall automatically terminate, except with respect to any rights that shall have accrued prior to such termination.

Section 9.3    Survival. Notwithstanding anything to the contrary in this ARTICLE 9, the following provisions shall survive termination of this Agreement: Section 6.3 (Disclosures), Section 6.4 (Inspections and Audits of the Seller) ARTICLE 7 (Indemnification), ARTICLE 8 (Confidentiality), this Section 9.3 (Survival), Section 9.4 (Survival of 2020 Agreement) and ARTICLE 10 (Miscellaneous). Termination of the Agreement shall not relieve any party of liability in respect of breaches under this Agreement by any party on or prior to termination.

Section 9.4    Survival of 2020 Agreement. This Agreement shall not be deemed to amend, modify, restate or supersede the 2020 Agreement, which shall continue in full force and effect, except that, notwithstanding the foregoing, (a) ARTICLE 6 (Covenants) of the 2020 Agreement and the defined terms used therein, including without, limitation, the Seller’s obligation to pay the Royalty Payments (as defined in the 2020 Agreement) to the Buyer under Section 6.2 of the 2020 Agreement, shall be amended, replaced and superseded by ARTICLE 6 (Covenants) hereof and the defined terms used herein, including the Additional Components, (b) the Back-Up Security Interest provided for in the 2020 Agreement shall be as modified by Section 2.1(c) of this Agreement and (c) Sections 10.2 and 10.4 of the 2020 Agreement shall be amended, replaced and superseded by Sections 10.2 and 10.4 of this Agreement. Entry into this Agreement shall not (i) relieve either party of liability in respect of breaches or in respect of any payment or other obligations, in each case whether known or unknown, incurred or accrued, under the 2020 Agreement by either party thereto (including under ARTICLE 6 (Covenants) thereof on or prior to the date hereof) or (ii) limit, terminate, restrict or otherwise modify any rights or remedies accruing to either party under the 2020 Agreement (including under ARTICLE 6 (Covenants) thereof on or prior to the date hereof).

ARTICLE 10

MISCELLANEOUS

Section 10.1    Headings. The table of contents and the descriptive headings of the several Articles and Sections of this Agreement and the Exhibits and Schedules are for convenience only, do not constitute a part of this Agreement and shall not control or affect, in any way, the meaning or interpretation of this Agreement.

Section 10.2    Notices. All notices and other communications under this Agreement shall be in writing and shall be by email with PDF attachment, facsimile, courier service or personal delivery to the following addresses, or to such other addresses as shall be designated from time to time by a party hereto in accordance with this Section 10.2:

If to the Seller, to it at:

BioCryst Pharmaceuticals, Inc.

4505 Emperor Blvd., Suite 200

Durham, North Carolina 27703

Attention: Alane Barnes

E-mail: [***]

with a copy to:

Gibson, Dunn & Crutcher LLP

555 Mission Street, Suite 3000

San Francisco, CA 94105

Attention: Ryan Murr; Todd Trattner

E-mail: rmurr@gibsondunn.com; ttrattner@gibsondunn.com

If to the Buyer, to it at:

RPI 2019 Intermediate Finance Trust

110 E. 59th Street, Suite 3300

New York, New York 10022

Attention: George Lloyd

Email: [***]

with a copy to:

Goodwin Procter LLP
100 Northern Avenue
Boston, Massachusetts 02210

Attention: Arthur R. McGivern, Jacqueline Mercier &

Robert M. Crawford, Jr.

Email: amcgivern@goodwinlaw.com, jmercier@goodwinlaw.com & rcrawford@goodwinlaw.com

All notices and communications under this Agreement shall be deemed to have been duly given (i) when delivered by hand, if personally delivered, (ii) when sent, if sent by facsimile, with an acknowledgement of sending being produced by the sending facsimile machine, (iii) when sent, if by email with PDF attachment, with an acknowledgment of receipt being produced by the recipient’s email account, or (iv) one (1) Business Day following sending within the United States by overnight delivery via commercial one-day overnight courier service.

Section 10.3    Expenses. Except as otherwise provided herein, all fees, costs and expenses (including any legal, accounting and banking fees) incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and to consummate the transactions contemplated hereby shall be paid by the party hereto incurring such fees, costs and expenses.

Section 10.4    Assignment. The Seller may not assign in whole or in part this Agreement or any of its rights or obligations hereunder except (a) for a Permitted Sale or (b) to a Third Party in connection with the sale or transfer of all or substantially all of the Seller’s business or assets related to a Product, whether by merger, sale of assets, reorganization, or other conveyance of title and only if upon closing any such transaction, the Seller causes such Affiliate or Third Party, as applicable, to deliver a writing to the Buyer in which it assumes all of the obligations of the Seller to the Buyer under this Agreement, and such Affiliate or Third Party shall be deemed an assignee of Seller under this Agreement (clauses (a) and (b) the “Permitted Assignment Provisions”). The Seller may not assign in whole or in part any of its rights in a Product, including any Product Rights, without the Buyer’s prior written consent, except (i) pursuant to the Permitted Assignment Provisions, (ii) pursuant to the OMERS Transaction Agreement, (iii) pursuant to the 2020 Agreement, (iv) pursuant to the Athyrium Loan Documents, or (v) pursuant to any agreement evidencing any secured Indebtedness permitted by clause (b)(ii) of the definition of Restricted Indebtedness. For the avoidance of doubt, nothing in this Section 10.4 shall restrict the Seller from engaging in a Permitted Sale, from licensing any Product Rights pursuant to a Permitted License, from transferring the Marketing Approvals for any jurisdiction to a Licensee or a Permitted Purchaser in connection with a Permitted License or Permitted Sale covering such jurisdiction, or incurring any Permitted Indebtedness. Following the Closing, the Buyer may assign this Agreement in whole or in part to any Person, including to any Third Party, to one or more of its Affiliates, to the “Buyer” under the OMERS Transaction Agreement or the “Buyer” under the 2020 Agreement; provided that the Buyer shall cause such Person to become a party to the Intercreditor Agreement in accordance with the terms thereof or enter into an intercreditor agreement with the administrative agent, trustee or representative under the Athyrium Credit Agreement, the “Buyer” under the OMERS Transaction Agreement and the “Buyer” under the 2020 Agreement in form and substance substantially the same as the Intercreditor Agreement. This Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective permitted successors and assigns. Any purported assignment in violation of this Section 10.4 shall be null and void. Notwithstanding the foregoing, nothing in this Agreement shall prohibit Athyrium or the administrative agent, trustee or representative under the Athyrium Credit Agreement at such time from taking any action permitted by the Intercreditor Agreement or an Other Intercreditor Agreement, including but not limited to commencing or maintaining any Enforcement Action (as defined in the Intercreditor Agreement) or such similar term (as defined in an Other Intercreditor Agreement) or exercising any rights with respect to its collateral under the Bankruptcy Laws.

Section 10.5    Amendment and Waiver.

(a)    This Agreement may be amended, modified or supplemented only in a writing signed by each of the parties hereto. Any provision of this Agreement may be waived only in a writing signed by the party hereto granting such waiver.

(b)    No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No course of dealing between the parties hereto shall be effective to amend, modify, supplement or waive any provision of this Agreement.

Section 10.6    Entire Agreement. This Agreement, the Exhibits annexed hereto and the Disclosure Schedule constitute the entire understanding between the parties hereto with respect to the subject matter hereof and, except for the 2020 Agreement (subject to Section 9.4 of this Agreement), supersede all other understandings and negotiations with respect thereto. For the sake of clarity, as of the date of the 2020 Agreement, the Non-Disclosure Agreement between RP Management, LLC and the Seller, dated as of [***] was terminated and shall continue to be superseded by ARTICLE 8 of this Agreement and all obligations between the parties relating to confidentiality shall be governed by ARTICLE 8 of this Agreement.

Section 10.7    No Third Party Beneficiaries. This Agreement is for the sole benefit of the Seller and the Buyer and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and assigns, any legal or equitable rights hereunder, except that the Indemnified Parties shall be third party beneficiaries of the benefits provided for in Section 7.1.

Section 10.8    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

Section 10.9    Jurisdiction; Venue.

(a)    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS RESPECTIVE PROPERTY AND ASSETS, TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK COUNTY, NEW YORK, AND ANY APPELLATE COURT THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, AND THE BUYER AND THE SELLER HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREE THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. THE BUYER AND THE SELLER HEREBY AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW. EACH OF THE BUYER AND THE SELLER HEREBY SUBMITS TO THE EXCLUSIVE PERSONAL JURISDICTION AND VENUE OF SUCH NEW YORK STATE AND FEDERAL COURTS. THE BUYER AND THE SELLER AGREE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THAT PROCESS MAY BE SERVED ON THE BUYER OR THE SELLER IN THE SAME MANNER THAT NOTICES MAY BE GIVEN PURSUANT TO SECTION 10.2 HEREOF.

(b)    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY NEW YORK STATE OR FEDERAL COURT. EACH OF THE BUYER AND THE SELLER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c)    EACH PARTY HEREBY JOINTLY AND SEVERALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER DOCUMENT DELIVERED HEREUNDER OR IN CONNECTION HEREWITH, OR ANY TRANSACTION ARISING FROM OR CONNECTED TO ANY OF THE FOREGOING. EACH OF THE PARTIES REPRESENTS THAT THIS WAIVER IS KNOWINGLY, WILLINGLY, AND VOLUNTARILY GIVEN.

Section 10.10    Severability. If any term or provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any situation in any jurisdiction, then, to the extent that the economic and legal substance of the transactions contemplated hereby is not affected in a manner that is materially adverse to either party hereto, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect and the enforceability and validity of the offending term or provision shall not be affected in any other situation or jurisdiction.

Section 10.11    Specific Performance. Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, each of the parties agrees that, without posting bond or other undertaking, the other party will be entitled to seek an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to seek to enforce specifically this Agreement and the terms and provisions hereof in any action, suit or other proceeding instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity. Each of the parties further agrees that, in the event of any action for specific performance in respect of such breach of violation, it will not assert the defense that a remedy at law would be adequate.

Section 10.12    Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy, facsimile or other similar means of electronic transmission, including “PDF”, shall be considered original executed counterparts, provided receipt of such counterparts is confirmed.

Section 10.13    Relationship of the Parties. The relationship between the Buyer and the Seller is solely that of purchaser and seller, and neither the Buyer nor the Seller has any fiduciary or other special relationship with the other party or any of its Affiliates. This Agreement is not a partnership or similar agreement, and nothing contained herein shall be deemed to constitute the Buyer and the Seller as a partnership, an association, a joint venture or any other kind of entity or legal form for any purposes, including any Tax purposes. The Buyer and the Seller agree that they shall not take any inconsistent position with respect to such treatment in a filing with any Governmental Entity.

Section 10.14    Intercreditor Agreement. Notwithstanding anything to the contrary herein, the Liens and Back-Up Security Interest granted to the Buyer and its successors and assigns pursuant to this Agreement and the exercise of any right or remedy by the Buyer and its successors and assigns hereunder are subject to the provisions of the Intercreditor Agreement and the provisions of any Other Intercreditor Agreement. If there is conflict between the terms of the Intercreditor Agreement or an Other Intercreditor Agreement (each a “Controlling Agreement”), on the one hand, and the terms of this Agreement, on the other hand, with respect to the Liens, security interests or the exercise of any right or remedy of the Buyer, the “Buyer” under and as defined in the OMERS Transaction Agreement for so long as such Person is a party to a Controlling Agreement, the “Buyer” under and as defined in the 2020 Agreement or any holder of any Indebtedness that is a party to a Controlling Agreement, then the terms of such Controlling Agreement will control.

Section 10.15    Trustee Capacity of Wilmington Trust, National Association. Notwithstanding anything contained herein to the contrary, it is expressly understood and agreed by the parties hereto that (i) this Agreement is executed and delivered by Wilmington Trust, National Association, not individually or personally but solely in its trustee capacity, in the exercise of the powers and authority conferred and vested in it under the trust agreement of the Buyer, (ii) each of the representations, undertakings and agreements herein made on the part of the Buyer is made and intended not as a personal representation, undertaking and agreement by Wilmington Trust, National Association, but is made and intended for the purpose of binding only the Buyer and, (iii) nothing herein contained shall be construed as creating any liability on Wilmington Trust, National Association, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto, (iv) Wilmington Trust, National Association has made no investigation as to the accuracy or completeness of any representations and warranties made by the Buyer in this Agreement, and (v) under no circumstances shall Wilmington Trust, National Association be personally liable for the payment of any indebtedness or expenses of the Buyer or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Buyer under this Agreement or any related documents.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective representatives thereunto duly authorized as of the date first above written.

SELLER

BIOCRYST PHARMACEUTICALS, INC.

By:	/s/ Anthony Doyle
Name: Anthony Doyle
Title: Chief Financial Officer

BUYER

RPI 2019 INTERMEDIATE FINANCE TRUST

By:	Wilmington Trust, National Association, not in its individual capacity but solely in its capacity as owner trustee

By:	/s/ Cynthia L. Major
Name: Cynthia L. Major
Title: Banking Officer

[Signature Page to Purchase and Sale Agreement]